UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

C&J ENERGY SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the definitive proxy statement on Schedule 14A filed by C&J Energy Services, Inc., a Delaware corporation (the “Company”, “us” or “C&J”), with the Securities and Exchange Commission on February 13, 2015, which should be read in its entirety relating to our proposed merger (the “merger”) with the completion and production services business of Nabors Industries Ltd. (“NIL”) in the United States and Canada (the “C&P Business”), as contemplated by that certain agreement and plan of merger (as amended from time to time, the “merger agreement”), dated as of June 25, 2014, by and among NIL, C&J, Nabors Red Lion Limited (“Red Lion”), CJ Holding Co. and Nabors CJ Merger Co. All page references in the information set forth below refer to those contained in the definitive proxy statement, and terms used below shall have the meanings set forth in the definitive proxy statement (unless otherwise defined below).

* * *

Subsequent to the mailing of the definitive proxy statement, C&J and Red Lion both completed their respective audits for the year ended December 31, 2014. Consequently, we have prepared this supplemental information to the definitive proxy statement to provide stockholders with updated financial information. Also included is a letter to the C&J stockholders from our Chief Executive Officer, Joshua E. Comstock, summarizing the updates contained herein (Exhibit A hereto).

We are presenting updates to the following Red Lion financial information to supplement the below noted section and pages of the definitive proxy statement:

•	Selected Historical Consolidated Financial Data of Red Lion (pg 27 – 28; Exhibit B hereto)

•	Summary Unaudited Pro Forma Condensed Combined Financial Information (pg 31 – 32; Exhibit C hereto)

•	Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations of Red Lion (pg 193 – 219; Exhibit D hereto)

•	Unaudited Pro Forma Condensed Combined Financial Information (pg 220 – 229; Exhibit E hereto)

•	Audited Consolidated Financial Statements (F-1 – F-79; Exhibit F hereto)

The audit of C&J for the year ended December 31, 2014 has been filed with the Securities and Exchange Commission as part of C&J’s Annual Report on Form 10-K, which was filed with the SEC on February 20, 2015 and is incorporated by reference into the definitive proxy statement.

* * *

Important Information for Investors and Stockholders

In connection with the proposed combination (the “Pending Transaction”) of C&J with the completion and production services business of Nabors Industries Ltd. (“NIL”), a wholly owned subsidiary of NIL, Nabors Red Lion Limited (which will be renamed C&J Energy Services Ltd. as of the closing of the proposed transaction) (“Red Lion”), has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a proxy statement of C&J that also constitutes a prospectus of Red Lion. On February 13, 2015, the registration statement was declared effective by the SEC and C&J filed a definitive proxy statement with the SEC. Mailing of the final proxy statement, together with the Notice of Special Meeting and proxy card, to C&J stockholders of record on the record date commenced on February 13, 2015. Each of Red Lion and C&J also may file other relevant documents with the SEC regarding the proposed transaction. This material is not a substitute for the final prospectus/proxy statement or any other documents the parties file with the SEC. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the registration statement, the definitive joint proxy statement/prospectus and other relevant documents filed by Red Lion and C&J with the SEC at the SEC’s website at www.sec.gov. You may also obtain copies of the documents filed by Red Lion with the SEC free of charge on NIL’s website at www.nabors.com, and copies of the documents filed by C&J with the SEC are available free of charge on C&J’s website at www.cjenergy.com.

Participants in the Solicitation

C&J, its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of C&J in connection with the Pending Transaction. Information about the directors and executive officers of C&J is set forth in C&J’s proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 10, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of these documents can be obtained using the contact information above.

Cautionary Note Regarding Forward-Looking Statements

Certain statements and information in this supplement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These include statements regarding the effects of the Pending Transaction, estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties and are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to stockholders, future economic and industry conditions, the Pending Transaction (including its benefits, results, effects and timing), the attributes of the Pending Transaction and C&J as a subsidiary of Red Lion and whether and when the transactions contemplated by the merger agreement will be consummated, are forward-looking statements within the meaning of federal securities laws.

These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of NIL and C&J, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: the failure of the C&J stockholders to approve the Pending Transaction; the risk that the conditions to the closing of the Pending Transaction are not satisfied; the risk that regulatory approvals required for the Pending Transaction are not obtained or are obtained subject to conditions that are not anticipated; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Pending Transaction; uncertainties as to the timing of the Pending Transaction; competitive responses to the Pending Transaction; costs and difficulties related to the integration of C&J’s business and operations with Red Lion’s business and operations; the inability to obtain or delay in obtaining cost savings and synergies from the Pending Transaction; unexpected costs, charges or expenses resulting from the Pending Transaction; the outcome of pending or potential litigation; the inability to retain key personnel; uncertainty of the expected financial performance of NIL following completion of the Pending Transaction; and any changes in general economic and/or industry specific conditions.

2

NIL and C&J caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in NIL’s and C&J’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s website, http://www.sec.gov. All subsequent written and oral forward-looking statements concerning NIL, C&J, the Pending Transaction or other matters attributable to NIL and C&J or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Each forward looking statement speaks only as of the date of the particular statement, and neither NIL nor C&J undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

3

Exhibit A

Dear Fellow Stockholders:

On February 13, 2015, we commenced the mailing of our definitive proxy statement (the “proxy statement”) to our stockholders relating to our proposed merger (the “merger”) with the completion and production services business of Nabors Industries Ltd. (“NIL”) in the United States and Canada (the “C&P Business”), as contemplated that certain agreement and plan of merger (as amended from time to time, the “merger agreement”), dated as of June 25, 2014, by and among NIL, C&J Energy Services, Inc. (“C&J”), Nabors Red Lion Limited (“Red Lion”), CJ Holding Co. and Nabors CJ Merger Co.

Subsequent to the mailing of the definitive proxy statement, C&J and Red Lion both completed their respective audits for the year ended December 31, 2014. Consequently, we have prepared this supplemental information to the definitive proxy statement to provide stockholders with updated financial information for use in your evaluation of the merger.

The year end audit of C&J has been filed with the Securities and Exchange Commission (the “SEC”) as part of C&J’s Annual Report on Form 10-K, filed with the SEC on February 20, 2015 and incorporated by reference into the proxy statement. We have included in this additional proxy material the following information, which updates similarly titled information included in the definitive proxy statement:

•	Selected Historical Consolidated Financial Data of Red Lion;

•	Summary Unaudited Pro Forma Condensed Combined Financial Information;

•	Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations of Red Lion;

•	Unaudited Pro Forma Condensed Combined Financial Information; and

•	Audited Consolidated Financial Statements of Red Lion.

Your vote is very important, regardless of the number of shares of C&J common stock you own. We cannot complete the merger unless the merger proposal described in the proxy statement is approved by our stockholders at the special meeting.

Whether or not you plan to be present at the special meeting, please complete, sign, date and return your proxy card in the previously provided envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with your previously provided proxy card. If you hold your shares in “street name,” you should instruct your broker how to vote your shares in accordance with your voting instruction form.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Cordially,

Joshua E. Comstock
Founder, Chairman and Chief Executive Officer

Exhibit B

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RED LION

The following selected historical consolidated financial data of Red Lion as of December 31, 2014 and 2013, and for each of the years ended December 31, 2014, 2013 and 2012 are derived from the audited consolidated financial statements of Red Lion and the notes thereto that are included elsewhere in this supplement to the definitive proxy statement. The selected historical consolidated financial data as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 are derived from the unaudited financial records of Red Lion, which have not been included in, or incorporated by reference into, this supplement to the definitive proxy statement.

Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL separated the C&P Business from Nabors’ other businesses on October 1, 2014. Red Lion and its subsidiaries retained the C&P Business, while the remaining businesses of Nabors, including the drilling and rig services businesses, were transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Red Lion has no ownership interest in the businesses retained by NIL following the Transactions. See “Risk Factors—Risks Related to New C&J—The historical financial information included in this supplement to the definitive proxy statement may not be a reliable indicator of future results.”

The selected historical consolidated financial data below should be read in conjunction with the consolidated financial statements and notes thereto in this supplement to the definitive proxy statement and the information included under “Unaudited Pro Forma Condensed Combined Financial Information” and the information under “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations of Red Lion.”

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(In thousands, except per share amounts and ratio data)
				(unaudited)	(unaudited)
Operating Data (1)(2)
Revenues and other income:
Operating revenues	$2,252,885	$2,076,536	$2,455,278	$2,083,061	$881,910
Earnings from unconsolidated affiliates	462	392	510	—	—
Investment income	121	131	340	603	244

Total revenues and other income	2,253,468	2,077,059	2,456,128	2,083,664	882,154

Costs and other deductions:
Direct costs	1,824,269	1,565,907	1,767,801	1,431,011	588,328
General and administrative expenses	126,702	136,917	169,499	142,544	74,258
Management Fees	33,020	27,157	22,609	21,706	10,511
Depreciation and amortization	223,726	206,432	213,971	197,664	115,664
Interest expense	1,090	352	171	227	1,004
Losses on sales and disposals of long-lived assets and other expense, net	2,387	8,602	471	3,210	16,027
Impairments and other charges	363,578	20,000	130,514	8,851	3,787

Total costs and other deductions	2,574,772	1,965,367	2,305,036	1,805,213	809,579

Income (loss) from continuing operations before income taxes	(321,304)	111,692	151,092	278,451	72,575
Income tax expense (benefit)	12,899	40,051	55,443	109,025	28,067
Subsidiary preferred stock dividend	5,084	3,000	3,000	3,000	750

Income (loss) from continuing operations, net of tax	(339,287)	68,641	92,649	166,426	43,758
Income from discontinued operations, net of tax	224,350	86,868	76,852	97,473	40,682

Net income (loss)	(114,937)	155,509	169,501	263,899	84,440
Less: Net (income) loss attributable to noncontrolling interest	(241)	(234)	14	(236)	(110)

Net income (loss) attributable to Red Lion	$(115,178)	$155,275	$169,515	$263,663	$84,330

Earnings (losses) per share:
Basic from continuing operations	$(283)	$57	$77	$138	$36
Basic from discontinued operations	187	72	64	82	34

Total Basic	$(96)	$129	$141	$220	$70

Diluted from continuing operations	$(283)	$57	$77	$138	$36
Diluted from discontinued operations	187	72	64	82	34

Total Diluted	$(96)	$129	$141	$220	$70

Weighted-average number of common shares outstanding:
Basic	1,200	1,200	1,200	1,200	1,200
Diluted	1,200	1,200	1,200	1,200	1,200

(1)	All periods exclude the operating activities of Red Lion’s drilling and rig services, wholly owned oil and gas businesses, Red Lion’s previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as they are discontinued operations.
(2)	Red Lion’s acquisitions’ results of operations and financial position have been included beginning on the respective dates of acquisition and include KVS Transportation, Inc. (October 2013), Energy Contractors LLC (December 2010) and Superior Well Services, Inc. (September 2010).

Exhibit C

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information of New C&J combines the historical financial statements of C&J and Red Lion after giving effect to (i) certain Merger-related Transactions between Nabors and Red Lion (including the financing of the Merger), (ii) the payment of approximately $688 million to Nabors in connection with the Note Repayment and (iii) the Merger, using the acquisition method of accounting for a reverse acquisition and incorporating preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes under “Unaudited Pro Forma Condensed Combined Financial Information” (the “unaudited pro forma statements”), which are included elsewhere in this supplement to the definitive proxy statement.

The unaudited pro forma statements were prepared using: (i) C&J’s consolidated financial statements for the year ended December 31, 2014, which have been incorporated by reference into this supplement to the definitive proxy statement; and (ii) the historical Red Lion consolidated financial statements for the year ended December 31, 2014, which are included elsewhere in this supplement to the definitive proxy statement.

The unaudited pro forma condensed combined balance sheet information is presented as if the Merger had occurred on December 31, 2014, and the unaudited pro forma condensed combined statements of operations information is presented as if the Merger had occurred on January 1, 2014.

The unaudited pro forma statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of the combined company. This summary unaudited pro forma condensed combined financial information should be read together with the historical financial statements of each of C&J and Red Lion contained in, or incorporated by reference into, this supplement to the definitive proxy statement and the information under “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of the Consolidated Financial Condition and Results of Operations of Red Lion” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of C&J” that are contained in, or incorporated by reference into, this supplement to the definitive proxy statement.

As of and For the Year Ended December 31, 2014 (in thousands) (unaudited)

			Pro Forma
	Historical		Pre-merger Adjustments	Red Lion Adjusted	Adjustments	C&J Combined
	C&J	Red Lion Consolidated
Balance Sheet Data
Total assets	$1,612,746	$1,931,227	$(28,401)	$1,902,826	$337,597	$3,853,169
Long-term debt and capital lease obligations	349,875	—	—	—	767,800	1,117,675
Total liabilities	830,849	1,614,885	(347,952)	1,266,933	170,486	2,268,268
Total equity	781,897	316,342	319,551	635,893	167,111	1,584,901
Statement of Operations Data
Revenues	$1,607,944	$2,253,468	$—	$2,253,468	$—	$3,861,412
Direct costs	1,162,708	1,824,269	—	1,824,269	—	2,986,977
Selling, general and administrative expenses	199,037	159,722	—	159,722	(19,859)	338,900
Depreciation and amortization	108,145	223,726	—	223,726	(25,934)	305,937
Impairments and other charges	—	363,578	—	363,578	—	363,578
Interest expense, net	9,840	1,090	—	1,090	83,830	94,760
Other costs and expenses	13,712	2,387	—	2,387	—	16,099
Income (loss) before income taxes	114,502	(321,304)	—	(321,304)	(38,037)	(244,839)
Net income (loss) available to shareholders	68,823	(114,937)	(224,350)	(339,287)	(18,361)	(288,825)

Exhibit D

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF RED LION

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data of Red Lion,” “Unaudited Pro Forma Condensed Combined Financial Information” and the consolidated financial statements and notes thereto appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.” Unless the context requires otherwise, the terms “Red Lion,” “the Company,” “its,” “we,” “our,” “ours” and “us” refer to Nabors Red Lion Limited, a Bermuda exempted company and its subsidiaries, and the term “Nabors” refers to the consolidated group of companies comprising Nabors Industries Ltd., a publicly traded Bermuda exempted company.

Overview

Red Lion is a leading integrated provider of technical pumping, down-hole surveying, fluid logistics and completion, production and rental tool services for major and independent oil and natural gas companies operating in the major oil and natural gas producing regions throughout North America. Red Lion has established a leadership position based on the breadth of its services offering, the quality of its equipment and personnel and its long-standing relationships with customers. Red Lion’s assets and operations consist of Nabors’ existing U.S. Completion and Production Services business plus Nabors’ Production Services activities in Canada (the “C&P Business”), which comprise Nabors’ existing Completion and Production Services reporting segment.

Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL separated the C&P Business from Nabors’ other businesses, and has caused Red Lion and its subsidiaries to retain the C&P Business, while the remaining businesses of Nabors, including the drilling and rig services businesses, were transferred from Red Lion and its subsidiaries to other NIL subsidiaries (the “Separation”). The Separation occurred in October 2014, resulting in Red Lion divesting the remaining businesses of Nabors. As such, this discussion and analysis reflects the drilling and rig services and other separated businesses as discontinued operations. Therefore, unless stated otherwise the tables and narrative discussions reflect the results of operations and expenses associated with the C&P Business only.

Our C&P Business is comprised of our operations involved in the completion, life-of-well maintenance and plugging and abandonment of a well in the United States and Canada. These services include stimulation, coiled-tubing, cementing, wireline, workover, well-servicing and fluids management. This business line is organized into two operating segments:

•

Completion Services. We provide a wide range of wellsite solutions to oil and natural gas companies, consisting primarily of technical pumping services, including hydraulic fracturing, a process sometimes used in the completion of oil and gas wells whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate gas and oil production, and down-hole surveying services. The completion process may involve selectively perforating the well casing at the depth of discrete producing zones, stimulating and testing these zones and installing down-hole equipment. The completion process may take a few days to several weeks.

•

Production Services. We operate a fleet of 543 land workover and well-servicing rigs as of December 31, 2014, which are utilized to perform well maintenance and workover services during the production phase of an oil or natural gas well. Well maintenance services are generally performed on a call-out basis and can usually be completed within 48 hours. The services include the repair and replacement of pumps, sucker rods, tubing and other mechanical apparatuses at the wellsite that are used to pump or lift hydrocarbons from producing wells. We also utilize our well service rigs to perform plugging services for wells in which the oil and natural gas has been depleted or further production has become uneconomical. Workover services can be utilized to remedy failures, modify well depth and formation penetration to capture hydrocarbons from alternative formations, clean out and recomplete a well when production has declined, repair leaks, or convert a depleted well to an injection well for secondary or enhanced recovery projects. Workovers are typically carried out with a rig that includes standard drilling accessories such as rotary drilling equipment, pumps and tanks for drilling fluids, blowout preventers and other specialized equipment for servicing rigs. We also provide equipment, including fluid service trucks, frac tanks and salt water disposal wells, to supply, store, remove and dispose of specialized fluids utilized in the completion and workover operations used in daily operations for producing wells.

Other production-related technical services include completion, production and rental tool services. Additionally, we provide fluid logistics services, including those related to the transportation, storage and disposal of fluids that are used in the drilling, development and production of hydrocarbons.

Our business depends, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. A sustained increase or decrease in the price of oil or natural gas could materially impact exploration, development and production activities of our customers and, consequently, our financial position, results of operations and cash flows. The spending of our customers is determined principally by their internally generated cash flow and, to a lesser extent, by joint venture arrangements and funding from the capital markets.

The following table sets forth oil and natural gas price data according to Bloomberg for each of the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012	2014 to 2013		2013 to 2012
Commodity prices:
Average Henry Hub natural gas spot price ($/thousand cubic feet (“mcf”))	$4.35	$3.72	$2.75	$0.63	17%	$0.97	35%
Average West Texas intermediate crude oil spot price ($/barrel)	$93.03	$98.02	$94.10	$(4.99)	(5)%	$3.92	4%

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

During 2014, our income (loss) from continuing operations was adversely affected by approximately $363.6 million in impairments and other charges. Net loss from continuing operations totaled $339.3 million for 2014 compared to net income from continuing operations of $68.6 million in 2013. The impairments were comprised of goodwill and intangible assets attributable to our Completion Services operating segment from the acquisition of Superior Well Services, Inc. (“Superior”) in 2010.

Operating revenues totaled $2.3 billion in 2014, representing an increase of approximately $176 million, or 8% over 2013. Adjusted income derived from operating activities and net income (loss) from continuing operations totaled $78.7 million and a loss of $339.3 million, which was primarily due to the aforementioned goodwill impairment.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Operating revenues and earnings from unconsolidated affiliates in 2013 totaled $2.1 billion, representing a decrease of $378.9 million, or 15%, from 2012. Adjusted income derived from operating activities and net income from continuing operations for 2013 totaled $167.7 million and $68.6 million, respectively, representing decreases of 45% and 26% when compared to 2012.

During 2013, our income from continuing operations was negatively impacted by a $20.0 million impairment to our fleet of coil-tubing units in our Completion & Production Services business line. Intense competition and oversupply of equipment has led to lower utilization and margins for this product line.

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Year Ended December 31,			Increase/(Decrease)
	2014	2013	2012	2014 to 2013		2013 to 2012
(In thousands, except percentages and rig activity)

Operating revenues and Earnings (losses) from unconsolidated affiliates(1)
Completion & Production Services:
Completion Services	$1,218,361	$1,067,714	$1,457,307	$150,647	14%	$(389,593)	(27)%
Production Services	1,034,986	1,009,214	998,481	25,772	3%	10,733	1%

Total(2)	$2,253,347	$2,076,928	$2,455,788	$176,419	8%	$(378,860)	(15)%

	Year Ended December 31,			Increase/(Decrease)
	2014	2013	2012	2014 to 2013		2013 to 2012
Adjusted income (loss) derived from operating activities(1)(3)
Completion & Production Services:
Completion Services	$(14,484)	$65,809	$195,375	$(80,293)	(122)%	$(129,566)	(66)%
Production Services	93,134	101,863	109,142	(8,729)	(9)%	(7,279)	(7)%

Total adjusted income derived from operating activities(2)	$78,650	$167,672	$304,517	$(89,022)	(53)%	$(136,845)	(45)%

Management fee	(33,020)	(27,157)	(22,609)	(5,863)	(22)%	(4,548)	(20)%
Interest expense	(1,090)	(352)	(171)	(738)	(210)%	(181)	(106)%
Investment income	121	131	340	(10)	(8)%	(209)	(61)%
Losses on sales and disposals of long-lived assets and other expense, net	(2,387)	(8,602)	(471)	6,215	72%	(8,131)	(1726)%
Impairments and other charges	(363,578)	(20,000)	(130,514)	(343,578)	(1718)%	110,514	85%

Income (loss) from continuing operations before income taxes	(321,304)	111,692	151,092	(432,996)	(388)%	(39,400)	(26)%
Income tax expense (benefit)	12,899	40,051	55,443	(27,152)	(68)%	(15,392)	(28)%
Subsidiary preferred stock dividend	5,084	3,000	3,000	2,084	69%	—	—

Income (loss) from continuing operations, net of tax	(339,287)	68,641	92,649	(407,928)	(594)%	(24,008)	(26)%
Income (loss) from discontinued operations, net of tax	224,350	86,868	76,852	137,482	158%	10,016	13%

Net income (loss)	(114,937)	155,509	169,501	(270,446)	(174)%	(13,992)	(8)%
Less: Net (income) loss attributable to noncontrolling interest	(241)	(234)	14	(7)	(3)%	(248)	(1771)%

Net income (loss) attributable to Red Lion	$(115,178)	$155,275	$169,515	$(270,453)	(174)%	$(14,240)	(8)%

	Year Ended December 31,			Increase/(Decrease)
	2014	2013	2012	2014 to 2013		2013 to 2012
Rig hours:(4)
Production Services	809,438	865,939	853,373	(56,501)	(7)%	12,566	1%
Canada Production Services	139,938	152,747	181,185	(12,809)	(8)%	(28,438)	(16)%

Total rig hours	949,376	1,018,686	1,034,558	(69,310)	(7)%	(15,872)	(2)%

(1)	All periods exclude the operating activities of our drilling and rig services, wholly owned oil and gas businesses, our previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as they are discontinued operations.
(2)	Includes earnings, net from unconsolidated affiliates, accounted for using the equity method, of $0.5 million, $0.4 million and $0.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(3)	Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.
(4)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

Segment Results of Operations

Completion & Production Services

Our Completion & Production Services business line is comprised of two operating segments: Completion Services and Production Services. The following table presents our revenues and adjusted income by operating segment, and rig hours by geographic region, for the years ended December 31, 2014, 2013 and 2012.

	Years Ended December 31,			Increase/(Decrease)
	2014	2013	2012	2014 to 2013		2013 to 2012
(In thousands, except percentages and rig activity)
Completion Services
Revenues	$1,218,361	$1,067,714	$1,457,307	$150,647	14%	$(389,593)	(27)%
Adjusted income (loss)	$(14,484)	$65,809	$195,375	$(80,293)	(122)%	$(129,566)	(66)%
Production Services
Revenues	$1,034,986	$1,009,214	$998,481	$25,772	3%	$10,733	1%
Adjusted income	$93,134	$101,863	$109,142	$(8,729)	(9)%	$(7,279)	(7)%
Rig hours
U.S.	809,438	865,939	853,373	(56,501)	(7)%	12,566	1%
Canada	139,938	152,747	181,185	(12,809)	(8)%	(28,438)	(16)%

	949,376	1,018,686	1,034,558	(69,310)	(7)%	(15,872)	(2)%

Completion Services

Operating revenues increased by approximately $151 million, or 14%, from 2013 to 2014 due to a significant increase in activity levels, in part due to a move toward 24 hour operations. However, adjusted income decreased from 2013 to 2014 due to lower prices for our services primarily caused by the expiration of several multi-year take-or-pay contracts at the end of 2013 and downward pricing pressure across all regions. Severe weather in our northern operating areas in the first half of the year also negatively affected operating results.

Operating results decreased from 2012 to 2013 primarily due to downward pricing pressure across all regions due to continued overcapacity in the pressure pumping market and reduced customer activity in part caused by severe weather in our northern operating areas. During 2013, we suspended some of our stimulation operations in Canada and some of our coil-tubing operations in the United States. We relocated the Canadian assets to the United States.

Production Services

Operating results decreased from 2013 to 2014 primarily due to reduced activity levels for workover rigs in California caused by a reduction in customer activity and in West Texas due to rain and wet conditions in the third quarter of the year. These decreases in activity were partially offset by incremental revenue and income associated with a full year’s contribution from our acquisition of KVS during the fourth quarter of 2013.

Operating results were essentially flat to slightly down from 2012 to 2013 due to higher depreciation and other costs associated with our rig and truck fleet, as a result of capital invested over the past few years to increase those fleets. This was partially offset by the increase in revenue associated with our acquisition of KVS. Additionally, our U.S. markets have had higher utilization and increases in rig and truck fleets as well as frac tank counts, despite continued pricing challenges.

Other Financial Information

	Year Ended December 31,			Increase/(Decrease)
	2014	2013	2012	2014 to 2013		2013 to 2012
(In thousands, except percentages)
General and administrative expenses	$126,702	$136,917	$169,499	$(10,215)	(7)%	$(32,582)	(19)%
As a percentage of operating revenue	5.6%	6.6%	6.9%	(1.0)%	(15)%	(0.3)%	(4)%
Depreciation and amortization	223,726	206,432	213,971	17,294	8%	(7,539)	(4)%
Management fee	33,020	27,157	22,609	5,863	22%	4,548	20%
Interest expense	1,090	352	171	738	210%	181	106%
Investment income	121	131	340	(10)	(8)%	(209)	(61)%
Losses on sales and disposals of long-lived assets and other expense, net	2,387	8,602	471	(6,215)	(72)%	8,131	n/m (1)

(1)	Number is so large that it is not meaningful.

General and administrative expenses

General and administrative expenses decreased slightly from 2013 to 2014, primarily as a result of continued cost-reduction efforts. As a percentage of operating revenues, general and administrative expenses has decreased slightly.

General and administrative expenses decreased slightly from 2012 to 2013 primarily as a result of lower activities and cost-reduction efforts. As a percentage of operating revenues, general and administrative expenses decreased slightly.

Depreciation and amortization

Depreciation and amortization expense increased from 2013 to 2014 as a result of the incremental depreciation expense from rig upgrades and other capital expenditures.

Depreciation and amortization expense decreased from 2012 to 2013 as a result of the retirement of rigs during 2012.

Management fee

We have historically been managed in the normal course of business by Nabors. Accordingly, certain shared costs have been allocated to us and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable; however, the expenses reflected in our consolidated financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by CJES or the combined entity after the Merger.

Allocated costs included management fees for accounting, treasury, human resources, IT and tax and legal services provided by Nabors Corporate Services, Inc. (“NCS”). These fees were determined based upon our headcount, revenues and assets relative to other Nabors subsidiaries and the Nabors corporate cost structure. During the years ended December 31, 2014, 2013 and 2012, we recognized management fees of $33.0 million, $27.2 million and $22.6 million, respectively, for these services.

Gains (losses) on sales and disposals of long-lived assets and other income (expense), net

The amount of losses on sales and disposals of long-lived assets and other expense, net for 2014 was $2.4 million, which was primarily comprised of increases to litigation reserves of $3.5 million.

The amount of losses on sales and disposals of long-lived assets and other expense, net for 2013 was $8.6 million, which was primarily comprised of net losses on sales and disposals of long-lived assets of approximately $3.9 million and increases to litigation reserves of $3.6 million.

The amount of losses on sales and disposals of long-lived assets and other expense, net for 2012 was $0.5 million was primarily comprised of net losses on sales and disposals of long-lived assets.

Impairments and Other Charges

	Year Ended December 31,			Increase/(Decrease)
	2014	2013	2012	2014 to 2013		2013 to 2012
(In thousands, except percentages)
Goodwill impairment	$334,992	$—	$—	$334,992	100%	$—	—
Intangible asset impairment	23,486	—	74,960	23,486	100%	(74,960)	(100)%
Transaction costs	5,100	—	—	5,100	100%	—	—
Impairment of long-lived assets	—	20,000	—	(20,000)	(100)%	20,000	100%
Provision for retirement of assets	—	—	55,554	—	—	(55,554)	(100)%

Total	$363,578	$20,000	$130,514	$343,578	1718%	$(110,514)	(85)%

Goodwill impairments

During 2014, we impaired the entire goodwill balance of $335.0 million related to our 2010 acquisition of Superior. This impairment was deemed necessary due to the recent decline in oil prices and the lack of certainty regarding eventual recovery in the value of these operations.

There were no goodwill impairments in 2013 and 2012.

Intangible asset impairments

During 2014, we recognized an impairment of $23.5 million primarily related to various customer relationships within our Completion Services operating segment.

During 2012, we recorded an impairment of the Superior trade name totaling $75.0 million. The Superior trade name was initially classified as a ten-year intangible asset at the date of acquisition in September 2010. The impairment was a result of the decision to cease using the Superior trade name to reduce confusion in the marketplace and enhance the Nabors brand.

There were no intangible asset impairments in 2013.

Transaction costs

During 2014, we incurred $5.1 million in costs related to preparing Red Lion and the C&P Business for the Merger with CJES.

Impairments of long-lived assets

During 2013, we recognized an impairment of $20.0 million to our fleet of coil-tubing units in our Completion & Production Services business line. Intense competition and oversupply of equipment led to lower utilization and margins for this product line. When these factors were considered as part of our annual impairment tests on long-lived assets, the sum of the estimated future cash flows, on an undiscounted basis, was less than the carrying amount of these assets. The estimated fair values of these assets were calculated using discounted cash flow models involving assumptions based on our utilization of the assets, revenues and direct costs, capital expenditures and working capital requirements. We believe the fair value estimated for purposes of these tests represents a Level 3 fair value measurement. In 2013, we suspended our coil-tubing operations in the United States. A prolonged period of slow economic recovery could continue to adversely affect the demand for and prices of our services, which could result in future impairment charges for other reporting units due to the potential impact on our estimate of our future operating results.

There were no long-lived asset impairments in 2014 or 2012.

Provision for retirement of long-lived assets

During 2012, we recorded a provision for the retirement of assets of $55.6 million, representing the carrying value less any salvage value relating to non-core assets that had become inoperable or functionally obsolete.

There were no provisions for retirement of long-lived assets in 2014 or 2013.

Income tax rate

	Year Ended December 31,			Increase/(Decrease)
	2014	2013	2012	2014 to 2013		2013 to 2012
Effective income tax rate from continuing operations	(4.0)%	(35.9)%	(36.7)%	31.9%	89%	0.8%	2%

The change in our effective tax rate from 2013 to 2014 is primarily attributable to the tax effect related to impairments. The change in our effective tax rate from 2012 to 2013 resulted mainly from the geographic mix of pre-tax earnings and settlements of tax disputes.

Liquidity and Capital Resources

We require capital to fund ongoing operations, organic growth initiatives and acquisitions. Our working capital requirements and funding for maintenance capital expenditures, strategic investments and acquisitions have historically been part of the corporate-wide cash management program of Nabors. After the completion of the Merger, Red Lion will be solely responsible for the provision of funds to finance its working capital, capital programs and other cash requirements.

Cash Flows

Our cash flows depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Sustained increases or decreases in the price of oil or natural gas could have a material impact on these activities, and could also materially affect our cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures or acquisitions are within our control and are adjusted as necessary based on market conditions.

Operating Activities. Net cash provided by operating activities from the C&P Business totaled approximately $249 million during 2014, compared to approximately $314 million in 2013. Net cash provided by operating activities (“operating cash flows”) is our primary source of capital and liquidity. Factors affecting changes in operating cash flows are largely the same as those that impact net earnings, with the exception of non-cash expenses such as depreciation and amortization, depletion, impairments, share-based compensation, deferred income taxes and our proportionate share of earnings or losses from unconsolidated affiliates.

Investing Activities. Net cash used for investing activities for the C&P Business totaled approximately $142 million during 2014 compared to approximately $270 million during the corresponding 2013 period. Our primary use of cash for investing activities is primarily related to capital expenditures to sustain our fleet of production and completion related assets, but also on new growth assets for our stimulation and fluid management product lines. During 2013, we incurred approximately $149 million related to the acquisition of KVS.

Financing Activities. During 2014, we used approximately $71 million to redeem 75,000 shares of Series A Preferred Stock and to pay all outstanding dividends on such shares.

Financial Condition and Future Cash Requirement

As of December 31, 2014, we had approximately $953 million in notes payable to affiliates of Nabors, which are currently due to mature on March 31, 2015. Approximately $688 million of these affiliate notes are expected to be paid and settled as of the closing of the Merger. CJES has obtained commitments from certain financial institutions to provide debt financing in an amount sufficient to fund the payment of $688 million at closing. NIL has agreed to cause the balance of the affiliate notes remaining after the payment of the $688 million, to be contributed to Red Lion at the closing of the Merger, such that Red Lion would have no remaining obligation under these notes. If the closing of the Merger does not occur as expected, NIL has agreed to extend the maturity date of the affiliate note payable and provide financial support, if needed, to Red Lion through at least February 24, 2016 to satisfy its current obligations and continue its operations.

Our primary sources and uses of cash are our operating cash flows and capital expenditures. We currently expect capital expenditures to be approximately $150 million for 2015. This amount could change significantly based on market conditions and new business opportunities. We expect to be able to reduce the planned expenditures if necessary or increase them if market conditions and new business opportunities warrant it. Management of Nabors has historically operated Red Lion and other Nabors subsidiaries as a single enterprise. Accordingly, we have used a centralized treasury system, such that Nabors made disbursements on our behalf or received proceeds on our behalf with a corresponding change in our affiliate payable or receivable balances with Nabors. After the completion of the Merger, Red Lion will be solely responsible for the provision of funds to finance its working capital, capital programs and other cash requirements.

Other Matters

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) relating to the reporting of discontinued operations and the disclosures related to disposals of components of an entity. The new standard addresses the question around whether the disposal represents a strategic shift, if the operations and cash flows can be clearly distinguished and continuing involvement will no longer preclude a disposal from being presented as discontinued operations. These changes are effective for interim and annual periods that begin after December 15, 2014. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In May 2014, the FASB issued an ASU relating to the revenue recognition from contracts with customers that creates a common revenue standard for GAAP and IFRS. The new standard will require recognition of revenue when promised goods are transferred or services to customers are performed in an amount that reflects the consideration, including costs incurred, to which the entity expects to be entitled in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. These changes are effective for interim and annual periods that begin after December 15, 2016. Early application is not permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In June 2014, the FASB issued an ASU relating to the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The new standard will require the reporting entity to apply existing guidance in Topic 718 relating to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. These changes are effective for interim and annual periods that begin after December 15, 2015. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In February 2015, the FASB issued an ASU relating to consolidation, which eliminates the presumption that a general partner should consolidate a limited partnership. It also modifies the evaluation of whether limited partnerships are variable interest entities or voting interest entities and adds requirements that limited partnerships must meet to qualify as voting interest entities. This guidance is effective for public companies for fiscal years beginning after December 15, 2015. We are currently evaluating the impact this will have on our consolidated financial statements.

Critical Accounting Estimates

The preparation of our financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. We analyze our estimates based on our historical experience and various other assumptions that we believe to be reasonable under the circumstances. However, actual results could differ from our estimates. The following is a discussion of our critical accounting estimates. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated financial position or results of operations.

Financial Instruments

Fair value is the price that would be received upon a sale of an asset or paid upon a transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated, or generally unobservable. We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best information available. Accordingly, we employ valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The use of unobservable inputs is intended to allow for fair value determinations in situations where there is little, if any, market activity for the asset or liability at the measurement date. We are able to classify fair value balances utilizing a fair-value hierarchy based on the observability of those inputs. Under the fair-value hierarchy:

•	Level 1 measurements include unadjusted quoted market prices for identical assets or liabilities in an active market;

•

Level 2 measurements include quoted market prices for identical assets or liabilities in an active market that have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets; and

•	Level 3 measurements include those that are unobservable and of a highly subjective nature.

Depreciation of Property, Plant and Equipment

Depreciation on our buildings and well-servicing rigs is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings—10 to 30 years; well-servicing rigs—; oilfield hauling and mobile equipment and other machinery and equipment—three to 10 years).

These depreciation periods and the salvage values of our property, plant and equipment were determined through an analysis of the useful lives of our assets and based on our experience with the salvage values of these assets. Periodically, we review our depreciation periods and salvage values for reasonableness given current conditions. Depreciation of property, plant and equipment is therefore based upon estimates of the useful lives and salvage value of those assets. Estimation of these items requires significant management judgment. Accordingly, management believes that accounting estimates related to depreciation expense recorded on property, plant and equipment are critical.

There have been no factors related to the performance of our portfolio of assets, changes in technology or other factors indicating that these estimates do not continue to be appropriate. Accordingly, for each of the years ended December 31, 2014, 2013 and 2012, no significant changes have been made to the depreciation rates applied to property, plant and equipment, the underlying assumptions related to estimates of depreciation, or the methodology applied. However, certain events could occur that would materially affect our estimates and assumptions related to depreciation. Unforeseen changes in operations or technology could substantially alter management’s assumptions regarding our ability to realize the return on its investment in operating assets and therefore affect the useful lives and salvage values of our assets.

Impairment of Long-Lived Assets

As discussed above, the drilling, workover and well-servicing and pressure pumping industry is very capital intensive. We review our assets for impairment annually or when events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the sum of estimated future cash flows, on an undiscounted basis, is less than the carrying amount of the long-lived asset. Impairment charges are recorded using discounted cash flows, which requires the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry. Significant and unanticipated changes to the assumptions could result in future impairments. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment, and an impairment of these assets could result in a material charge on our consolidated statements of income (loss), management believes that accounting estimates related to impairment of long-lived assets are critical.

Assumptions made in the determination of future cash flows are made with the involvement of management personnel at the operational level where the most specific knowledge of market conditions and other operating factors exists. For each of the years 2014, 2013 and 2012, no significant changes have been made to the methodology utilized to determine future cash flows.

For an asset classified as held for sale, we consider the asset impaired when its carrying amount exceeds fair value less its cost to sell. Fair value is determined in the same manner as an impaired long-lived asset that is held and used.

Given the nature of the evaluation of future cash flows and the application to specific assets and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions. A significantly prolonged period of lower oil and natural gas prices could adversely affect the demand for and prices of our services, which could result in future impairment charges.

Impairment of Goodwill and Intangible Assets.

We review goodwill and intangible assets with indefinite lives for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of such goodwill and intangible assets exceed their fair value. We perform our impairment tests for goodwill for all of our reporting units within our operating segments. The impairment test involves comparing the estimated fair value of the reporting unit to its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss. This second step compares the implied fair value of the reporting unit’s goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.

The fair values calculated in these impairment tests are determined using discounted cash flow models involving assumptions based on our utilization of rigs or other oil and gas service equipment, revenues and earnings from affiliates, as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our discounted cash flow projections for each reporting unit were based on financial forecasts. The future cash flows were discounted to present value using discount rates that are determined to be appropriate for each reporting unit. Terminal values for each reporting unit were calculated using a Gordon Growth methodology with a long-term growth rate of 3%. We believe the fair value estimated for purposes of these tests represent a Level 3 fair value measurement.

A significantly prolonged period of lower oil and natural gas prices or changes in laws and regulations could continue to adversely affect the demand for and prices of our services, which could result in future goodwill impairment charges for other reporting units due to the potential impact on our estimate of our future operating results.

Income Taxes

We are a Bermuda exempted company and therefore are not subject to income taxes in Bermuda. Income taxes have been provided based on the tax laws and rates in effect in the countries where we operate and earn income. The income taxes in these jurisdictions vary substantially. Our worldwide effective tax rate for financial statement purposes will continue to fluctuate from year to year due to the change in the geographic mix of pre-tax earnings.

We recognize increases to our tax reserves for uncertain tax positions along with interest and penalties as an increase to other long-term liabilities.

For U.S. and other jurisdictional income tax purposes, we have net operating loss carryforwards that we are required to assess quarterly for potential valuation allowances. We consider the sufficiency of existing temporary differences and expected future earnings levels in determining the amount, if any, of valuation allowance required against such carryforwards and against deferred tax assets.

Fair Value of Assets Acquired and Liabilities Assumed

We have completed a number of acquisitions in recent years. In conjunction with our accounting for these acquisitions, it was necessary for us to estimate the values of the assets acquired and liabilities assumed in the various business combinations using various assumptions. These estimates may be affected by such factors as changing market conditions, technological advances in the industry or changes in regulations governing the industry. The most significant assumptions, and the ones requiring the most judgment, involve the estimated fair values of property, plant and equipment, and the resulting amount of goodwill, if any. Unforeseen changes in operations or technology could substantially alter management’s assumptions and could result in lower estimates of values of acquired assets or of future cash flows. This could result in impairment charges being recorded in our consolidated statements of income. As the determination of the fair value of assets acquired and liabilities assumed is subject to significant management judgment and a change in purchase price allocations could result in a material difference in amounts recorded in our consolidated financial statements, management believes that accounting estimates related to the valuation of assets acquired and liabilities assumed are critical.

The determination of the fair value of assets and liabilities is based on the market for the assets and the settlement value of the liabilities. These estimates are made by management based on our experience with similar assets and liabilities. During each of the years December 31, 2014, 2013 and 2012, no significant changes were made to the methodology utilized to value assets acquired or liabilities assumed. Our estimates of the fair values of assets acquired and liabilities assumed have proved to be reliable in the past.

Given the nature of the evaluation of the fair value of assets acquired and liabilities assumed and the application to specific assets and liabilities, it is not possible to reasonably quantify the impact of changes in these assumptions.

Exhibit E

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “unaudited pro forma statements”) combines the historical financial statements of C&J and Red Lion after giving effect to (i) certain Merger-related transactions between Nabors and Red Lion (including the financing of the Merger); (ii) the payment of approximately $688 million to Nabors in connection with the repayment of Intercompany Notes; and (iii) the Merger using the acquisition method of accounting for a reverse acquisition and incorporating preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes to the unaudited pro forma statements.

The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on December 31, 2014, and the unaudited pro forma condensed combined statement of operations is presented as if the Merger had occurred on January 1, 2014.

The unaudited pro forma statements were prepared using: (i) C&J’s consolidated financial statements for the year ended December 31, 2014, which have been incorporated by reference into this supplement to the definitive proxy statement; and (ii) the historical consolidated financial statements of Red Lion for the year ended December 31, 2014, which are included elsewhere in this supplement to the definitive proxy statement.

C&J, NIL and Red Lion have determined that C&J will be the accounting acquirer in the Merger. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to the C&P Business. In arriving at the estimated fair market values, C&J and NIL have considered the appraisal of an independent appraisal firm which was based on a preliminary and limited review of the assets related to the C&P Business. Following the effective date of the Merger, C&J expects to complete the purchase price allocation after considering the appraisal of the C&P Business assets at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The Red Lion consolidated amounts reflect the separation of Nabors’ C&P Business from its other businesses, the result of which is that Red Lion retained substantially all of the C&P Business while all other Nabors’ businesses were transferred to other NIL subsidiaries. Additionally, the pro forma Red Lion Adjusted amounts reflect the removal of certain C&P Business assets and liabilities which are to be retained by Nabors at closing of the Merger, including (i) cash, (ii) debt and (iii) receivable and payable balances due from/to other NIL subsidiaries and affiliates.

C&J is developing a plan to integrate the operations of C&J and the C&P Business after the Merger. In connection with that plan, management anticipates that certain non-recurring charges, such as operational relocation expenses, employee severance costs, asset impairments, product rebranding and consulting expenses, will be incurred in connection with this integration. Management cannot identify the timing, nature and amount of such charges as of the date of this supplement to the definitive proxy statement. However, any such charge could affect the future results of the combined company in the period in which such charges are incurred. The unaudited pro forma statements do not include the effects of the costs associated with any restructuring or other integration activities resulting from the Merger. The unaudited pro forma statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Merger.

The unaudited pro forma statements should be read in conjunction with the separate historical financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of C&J that are incorporated by reference in this supplement to the definitive proxy statement and of Red Lion that are included herein and the information under “Management’s Discussion and Analysis of the Consolidated Financial Condition and Results of Operations of Red Lion.”

The unaudited pro forma statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2014

(in thousands)

	Historical		Pro Forma
	C&J	Red Lion Consolidated	Pre-merger Adjustments(a)	Red Lion Adjusted	Adjustments		C&J Combined
Current assets:
Cash and cash equivalents	$10,017	$28,401	$(28,401)	$—	$39,803	(c)	$49,820
Short term investments	—	—	—	—	—		—
Assets held for sale	—	—	—	—	—		—
Accounts receivable, net	290,767	454,822	—	454,822	—		745,589
Inventory, net	122,172	47,588	—	47,588	—		169,760
Prepaid and other current assets	29,525	13,823	—	13,823	—		43,348
Deferred tax assets	8,106	5,222	—	5,222	—		13,328

Total current assets	460,587	549,856	(28,401)	521,455	39,803		1,021,845
Long term investments and other receivables	—	—	—	—	—		—
Property, plant and equipment, net	783,302	1,265,774	—	1,265,774	88,482	(d)	2,137,558
Other assets:
Goodwill	219,953	92,112	—	92,112	40,975	(b)	353,040
Intangible assets, net	129,468	—	—	—	130,000	(e)	259,468
Investment in unconsolidated affiliates	—	10,180	—	10,180	—		10,180
Deposits on equipment under construction	7,117	—	—	—	—		7,117
Deferred financing costs, net	3,786	—	—	—	38,337	(f)	42,123
Affiliate receivables	—	—	—	—	—		—
Other noncurrent assets	8,533	13,305	—	13,305	—		21,838

Total assets	$1,612,746	$1,931,227	$(28,401)	$1,902,826	$337,597		$3,853,169

Current liabilities:
Accounts payable	$229,191	$209,094	$—	$209,094	$—		$438,285
Accrued expenses	46,841	46,501	(2,326)	44,175	—		91,016
Income taxes payable	—	2,661	—	2,661	—		2,661
Current portion of long term debt and capital lease obligations	3,873	—	—	—	10,600	(h)	14,473
Affiliate payable	—	80,556	(80,556)	—	—		—
Affiliate note payable	—	953,070	(265,070)	688,000	(688,000	)(c)	—
Other current liabilities	4,926	—	—	—	—		4,926

Total current liabilities	284,831	1,291,882	(347,952)	943,930	(677,400)		551,361
Long term liabilities:
Deferred tax liabilities	193,340	323,003	—	323,003	80,086	(g)	596,429
Long term debt and capital lease obligations	349,875	—	—	—	767,800	(h)	1,117,675
Other long term liabilities	2,803	—	—	—	—		2,803

Total liabilities	830,849	1,614,885	(347,952)	1,266,933	170,486		2,268,268
Stockholders’ equity:
Common stock	553	12	—	12	613	(i)	1,178
Additional paid in capital	271,104	665,580	319,551	985,131	(170,492	)(i)	1,085,743
Accumulated other comprehensive income	—	8,064	—	8,064	(8,064	)(i)	—
Retained earnings	510,240	(357,459)	—	(357,459)	345,199	(i)	497,980

Total stockholders’ equity	781,897	316,197	319,551	635,748	167,256		1,584,901
Noncontrolling interest	—	145	—	145	(145	)(i)	—

Total equity	781,897	316,342	319,551	635,893	167,111	(i)	1,584,901

Total liabilities and equity	$1,612,746	$1,931,227	$(28,401)	$1,902,826	$337,597		$3,853,169

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except per share data)

			Pro Forma
	Historical		Pre-merger Adjustments(a)	Red Lion Adjusted	Adjustments		C&J Combined
	C&J	Red Lion Consolidated
Revenues and other income	$1,607,944	$2,253,468	$—	$2,253,468	$—		$3,861,412
Costs and expenses:
Direct costs	1,162,708	1,824,269	—	1,824,269	—		2,986,977
Selling, general and administrative expenses	199,037	159,722	—	159,722	(19,859	)(l)	338,900
Research and development	14,327	—	—	—	—		14,327
Depreciation and amortization	108,145	223,726	—	223,726	(25,934	)(j)	305,937
(Gain) loss on disposal of assets	(17)	2,387	—	2,387	—		2,370
Impairments and other charges	—	363,578	—	363,578	—		363,578
Interest expense, net	9,840	1,090	—	1,090	83,830	(k)	94,760
Other expense (income), net	(598)	—	—	—	—		(598)

Income (loss) before income taxes	114,502	(321,304)	—	(321,304)	(38,037)		(244,839)
Income tax expense (benefit)	45,679	12,899	—	12,899	(14,592	)(m)	43,986
Less: Subsidiary preferred stock dividend	—	5,084	—	5,084	(5,084	)(n)	—

Net income (loss) from continuing operations available to shareholders	68,823	(339,287)	—	(339,287)	(18,361)		(288,825)
Net (income) loss attributable to noncontrolling interest	—	(241)	—	(241)	241	(n)	—

Net income (loss) attributable to common shareholders	$68,823	$(339,528)	$—	$(339,528)	$(18,120)		$(288,825)

Basic income per common share	$1.28						$(2.48	)(q)

Diluted income per common share	$1.22						$(2.42	)(q)

Weighted average common shares outstanding:
Basic	53,838				62,500	(o)	116,338

Diluted	56,513				63,017	(p)	119,530

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of the Merger

C&J and NIL have agreed to combine C&J and the C&P Business pursuant to the terms of the Merger Agreement. In connection with the Transactions, NIL and Red Lion entered into a Separation Agreement, pursuant to which NIL separated the C&P Business from Nabors’ other businesses, all of which were indirectly held by Red Lion as of September 30, 2014. NIL caused Red Lion and its subsidiaries to retain the C&P Business, while the remaining businesses of Nabors have been transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Following the Separation, NIL, Red Lion and C&J will consummate the Merger upon the terms and subject to the conditions of the Merger Agreement. Red Lion’s direct wholly-owned subsidiary, Merger Sub, will merge with and into C&J and C&J will survive the Merger as a direct wholly-owned subsidiary of Red Lion.

In the Merger, each share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one Red Lion common share. As a result of and immediately following these transactions, C&J stockholders will own approximately 47% of the issued and outstanding Red Lion common shares and approximately 53% of the issued and outstanding Red Lion common shares will be held by Nabors. Additionally, subsidiaries of Red Lion have issued Intercompany Notes to subsidiaries of NIL in connection with the Separation. Prior to the effective time of the Merger, NIL will contribute or cause to be contributed to Red Lion a portion of the Intercompany Notes, or Nabors will repay a portion of the Intercompany Notes, such that the remaining balance owed under the Intercompany Notes following such contribution or repayment will be approximately $688 million. Following any such contribution, Red Lion will contribute, or cause to be contributed, each Intercompany Note contributed to Red Lion to the obligor of such Intercompany Note. In the event that, prior to the contribution of the Intercompany Notes to Red Lion, Nabors pays any portion of the Intercompany Notes, such payment will only be made using cash generated by the C&P Business, operating in compliance with the Merger Agreement, including the requirement that Red Lion operate the C&P Business in the ordinary course of business consistent with past practice. The portion of the Intercompany Notes not previously contributed to Red Lion or paid by Nabors will be repaid in connection with the closing of the Merger, resulting in a cash payment to Nabors of approximately $688 million. After the Transactions, Red Lion will be a publicly traded company that operates the combined businesses of C&J and the C&P Business. Red Lion’s name will be changed to C&J Energy Services Ltd., and it is anticipated that Red Lion common shares will be traded on the NYSE under the ticker symbol “CJES.”

C&J’s and Red Lion’s obligations to effect the Merger are subject to the satisfaction or, to the extent permitted by law, waiver of certain conditions precedent.

Note 2. Calculation of Purchase Price of the C&P Business

The following is a preliminary estimate of the purchase price for the C&P Business (in thousands):

Assumption of the Intercompany Notes	$688,000

Stock Consideration:

62,500,000 Red Lion common shares issued to Nabors and valued based on the number of C&J shares required to be issued to produce the same 53%/47% ownership ratio (62,500,000 C&J shares given a 1 for 1 exchange ratio) and using a closing market price per share of C&J on March 2, 2015 of $12.99 per share	811,875
Estimated portion of Red Lion replacement restricted stock awards attributable to pre-merger service for 172,336 shares of Nabors restricted stock	2,161
Estimated portion of Red Lion replacement stock option awards attributable to pre-merger service for 371,437 Nabors stock options	1,228

Total estimated purchase price	$1,503,264

The following is a preliminary estimate of the purchase price allocation (in thousands):

Preliminary estimated allocation of purchase price:
Current assets	$521,455
Property, plant and equipment	1,354,256
Goodwill	133,087
Intangible assets (identifiable)	130,000
Other long term assets	23,485
Current liabilities	(255,930)
Deferred income taxes	(403,089)

Total estimated purchase price	$1,503,264

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of the C&P Business at December 31, 2014. The preliminary assessment of fair value resulted in approximately $130 million of identifiable intangible assets, which are expected to have useful lives ranging from 5 to 15 years, and $133 million of goodwill, which will be subject to periodic impairment testing in accordance with GAAP.

C&J will engage an independent appraisal firm to assist in finalizing the allocation of the C&P Business purchase price. The preliminary assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on appropriate and generally accepted valuation techniques. These and other preliminary estimates may materially differ from the estimates presented herein as additional information becomes available and is assessed by C&J and its independent appraisal firm.

Note 3. Pro Forma Assumptions and Adjustments

The following assumptions and adjustments apply to the pro forma statements:

(a) To reflect the removal of C&P Business assets and liabilities to be retained by Nabors at closing of the Merger, including (i) cash, (ii) debt and (iii) receivable and payable balances due from/to other Nabors subsidiaries and affiliates.

(b) To reflect the adjustment to goodwill for the acquisition of the C&P Business based upon the preliminary purchase price allocation as follows:

Total estimated consideration	$1,503,264
Less:
Book value of the C&P Business net assets	635,893
Assumption of the Intercompany Notes	688,000
Adjustments to historical net book value:
Adjust property, plant and equipment to fair value (see note (d))	88,482
Adjust intangible and other long term assets to fair value (see note (e))	130,000
Adjust deferred tax liabilities as a result of fair value adjustments (see note (g))	(80,086)

Pro forma adjustment to goodwill	$40,975

(c) To reflect the adjustment to cash for the assumption and repayment of approximately $688 million of the Intercompany Notes in connection with the acquisition of the C&P Business, the retirement of C&J outstanding debt, the payment of estimated acquisition-related costs, and the debt issuance costs related to the financing arrangements as follows:

Assumption and repayment of the Intercompany Notes (see note (2))	$(688,000)
Estimated debt issuance costs related to financing arrangements	(39,857)
Estimated acquisition-related transaction costs	(10,740)
Retirement of C&J debt (see note (h))	(315,000)
Proceeds from financing arrangements (see note (h))	1,093,400

Pro forma adjustment to cash	$39,803

(d) To reflect an $88 million increase in the C&P Business property, plant and equipment acquired to adjust it to its preliminary estimated fair value of $1.4 billion. Final purchase price allocations may materially differ from the preliminary estimates presented herein.

(e) To reflect a $130 million increase in identified intangible assets of the C&P Business to adjust it to its preliminary estimated fair value of $130 million. The preliminary estimate includes customer relationships, developed technology, and non-compete covenants which are expected to have useful lives ranging from 5 to 15 years. Final purchase price adjustments may materially differ from the preliminary estimates presented herein.

(f) To reflect a $39.8 million increase in deferred financing costs related to the financing arrangements, partially offset by a $1.5 million decrease in deferred financing costs related to retiring C&J outstanding debt.

(g) To reflect the deferred tax liabilities associated with non-deductible fair value adjustments to the C&P Business property, plant and equipment and intangible assets calculated as follows:

Non-deductible fair value adjustments:
C&P Business property, plant and equipment estimated fair value adjustment (see note (d))	$88,482
C&P Business identifiable intangible assets estimated fair value adjustment (see note (e))	130,000

Total non-deductible adjustments	218,482
Estimated deferred tax rate(1)	36.7%

Pro forma adjustment to deferred income taxes	$80,086

(1)	Tax rate was based on an estimate of the blended effective tax rate of the C&P Business.

Final adjustments to deferred taxes will be based on final purchase price adjustments from an independent appraisal firm and other determined temporary differences between book and tax basis.

(h) To reflect the gross proceeds from the financing arrangements and the retirement of C&J debt:

Pro forma adjustment to current portion of long-term debt and capital lease obligations	$10,600

Debt financing arrangements:
Proceeds from senior secured term debt, net of debt discounts of $58,600	$1,001,400
Gross proceeds from revolving credit facility	92,000

Proceeds from debt financing arrangements	1,093,400
Current portion of senior secured term debt	(10,600)
Retirement of C&J debt	(315,000)

Pro forma adjustment to debt—long-term debt	$767,880

(i) To reflect the fair value of stock consideration from the issuance of Red Lion common shares to Nabors, the capital structure of Red Lion as the legal acquirer in a reverse acquisition, the elimination of the C&P Business historical stockholder’s equity and noncontrolling interest, and the estimated acquisition-related costs:

Total stock consideration (see note (2))	$815,264
Eliminate C&P Business historical stockholder’s equity and noncontrolling interest and reflect Red Lion capital structure	(635,893)
Write off deferred financing costs related to retirement of C&J debt	(1,520)
Estimated acquisition-related transaction costs	(10,740)

Pro forma adjustment to equity	$167,111

(j) To reflect depreciation and amortization based on the estimated fair value of the C&P Business assets acquired, partially offset by the elimination of C&P Business depreciation and amortization based on original historical cost:

Year Ended December 31, 2014
Depreciation expense related to the fair value of C&P Business property, plant and equipment acquired with an estimated weighted average life of approximately 8 years	$186,201
Amortization expense related to the fair value adjustment of C&P Business intangible assets acquired with useful lives ranging from 5 to 15 years	11,591
Elimination of C&P Business previously recorded depreciation and amortization expense	(223,726)

Pro forma adjustment to depreciation and amortization	$(25,934)

(k) To reflect additional estimated interest expense from pro forma borrowings under the Senior Notes offering and the arranged financing and the elimination of C&J interest expense for retirement of C&J debt at the closing of the Merger:

Year Ended December 31, 2014
Interest expense associated with financing arrangements	$92,369
Eliminate interest expense associated with the retirement of C&J debt	(8,969)
Eliminate interest expense associated with Red Lion debt not assumed at closing	(1,090)
Write off deferred financing costs related to retirement of C&J debt	1,520

Pro forma adjustment to interest expense	$83,830

A 1/8% variance in the variable interest rate would affect interest expense by approximately $1.4 million for the year ended December 31, 2014.

(l) To reflect the elimination of acquisition-related transaction costs included in the historical consolidated statement of operations of C&J for the year ended December 31, 2014.

(m) To reflect income tax expense (benefit) related to income (loss) before income taxes generated by the pro forma adjustments based upon an estimate of the effective tax rate of the combined operations.

(n) To reflect the elimination of preferred stock dividends attributable to preferred stockholders of C&P Business and to eliminate earnings attributable to C&P Business noncontrolling interest.

(o) To reflect the Red Lion shares issued to Nabors as stock consideration to effect the Merger.

(p) To reflect the Red Lion shares issued to Nabors to effect the Merger and the dilutive impact of replacement stock options and restricted stock awards.

(q) Negative Basic income per common share and Diluted income per common share amounts are attributable to $363.6 million in Red Lion impairment losses associated with intangible assets and goodwill.

Exhibit F

INDEX—FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Nabors Red Lion Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), cash flows, and changes in equity present fairly, in all material respects, the financial position of Nabors Red Lion Limited and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15 to the consolidated financial statements, the Company has entered into significant transactions with related parties.

Houston, Texas

March 2, 2015

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(in thousands, except per share amount)
ASSETS
Current assets:
Cash and cash equivalents	$28,401	$389,109
Short-term investments	—	117,218
Assets held for sale	—	243,264
Accounts receivable, net	454,822	1,399,516
Inventory	47,588	209,793
Deferred income taxes	5,222	121,316
Other current assets	13,823	272,731

Total current assets	549,856	2,752,947
Long-term investments	—	3,236
Property, plant and equipment, net	1,265,774	8,597,813
Goodwill	92,112	512,964
Investment in unconsolidated affiliates	10,180	64,260
Other long-term assets	13,305	227,708

Total assets	$1,931,227	$12,158,928

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$—	$10,185
Trade accounts payable	209,094	545,426
Accrued liabilities	46,501	696,715
Affiliate payables	80,556	160,136
Affiliate notes payable	953,070	—
Income taxes payable	2,661	58,634

Total current liabilities	1,291,882	1,471,096
Long-term debt	—	3,904,117
Other long-term liabilities	—	382,053
Deferred income taxes	323,003	517,586

Total liabilities	1,614,885	6,274,852

Commitment and contingencies (Note 16)
Subsidiary preferred stock (Note 14)	—	69,188

Equity:
Shareholder’s equity:
Common shares, par value $0.01 per share:
Issued and outstanding 1,200, respectively	12	12
Capital in excess of par value	665,580	2,538,003
Accumulated other comprehensive income	8,064	217,801
Retained earnings (accumulated deficit)	(357,459)	3,991,608
Less: treasury shares of parent, at cost, 0 and 28,414 common shares	—	(944,627)

Total shareholder’s equity	316,197	5,802,797
Noncontrolling interest	145	12,091

Total equity	316,342	5,814,888

Total liabilities and equity	$1,931,227	$12,158,928

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Year Ended December 31,
	2014	2013	2012
	(in thousands, except per share amount)
Revenues and other income:
Operating revenues	$2,252,885	$2,076,536	$2,455,278
Earnings from unconsolidated affiliates	462	392	510
Investment income	121	131	340

Total revenues and other income	2,253,468	2,077,059	2,456,128

Costs and other deductions:
Direct costs	1,824,269	1,565,907	1,767,801
General and administrative expenses	126,702	136,917	169,499
Management fees (Note 15)	33,020	27,157	22,609
Depreciation and amortization	223,726	206,432	213,971
Interest expense	1,090	352	171
Losses on sales and retirements of long-lived assets and other expense, net	2,387	8,602	471
Impairments and other charges	363,578	20,000	130,514

Total costs and other deductions	2,574,772	1,965,367	2,305,036
Income (loss) from continuing operations before income taxes	(321,304)	111,692	151,092
Income tax expense (benefit):
Current	21,669	50,534	65,716
Deferred	(8,770)	(10,483)	(10,273)

Total income tax expense	12,899	40,051	55,443
Subsidiary preferred stock dividend	5,084	3,000	3,000
Income (loss) from continuing operations, net of tax	(339,287)	68,641	92,649
Income from discontinued operations, net of tax	224,350	86,868	76,852
Net income (loss)	(114,937)	155,509	169,501
Less: Net (income) loss attributable to noncontrolling interest	(241)	(234)	14

Net income (loss) attributable to Red Lion	$(115,178)	$155,275	$169,515

Earnings (loss) Per Share
Basic from continuing operations	$(283)	$57	$77
Basic from discontinued operations	187	72	64

Total Basic	$(96)	$129	$141
Diluted from continuing operations	$(283)	$57	$77
Diluted from discontinued operations	187	72	64

Total Diluted	$(96)	$129	$141
Weighted-average number of common shares outstanding:
Basic	1,200	1,200	1,200
Diluted	1,200	1,200	1,200

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Net income (loss) attributable to Red Lion	$(115,178)	$155,275	$169,515
Other comprehensive income (loss), before tax:
Translation adjustment attributable to Red Lion	(50,689)	(63,591)	24,627
Unrealized gains/(losses) on marketable securities:
Unrealized gains/(losses) on marketable securities	(34,587)	23,007	98,138
Less: reclassification adjustment for gains included in net income (loss)	(4,636)	(88,158)	(13,405)

Unrealized gains/(losses) on marketable securities	(39,223)	(65,151)	84,733
Pension plan	369	5,916	(324)
Unrealized gains on cash flow hedges	459	613	702

Other comprehensive income (loss), before tax	(89,084)	(122,213)	109,738
Income tax benefit related to items of other comprehensive loss	(529)	(66)	(4,147)

Other comprehensive income (loss), net of tax	(88,555)	(122,147)	113,885

Comprehensive income (loss) attributable to Red Lion	(203,733)	33,128	283,400
Net income (loss) attributable to noncontrolling interest	241	234	(14)
Translation adjustment attributable to noncontrolling interest	(624)	(932)	311

Comprehensive income (loss) attributable to noncontrolling interest	(383)	(698)	297

Comprehensive income (loss)	$(204,116)	$32,430	$283,697

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(114,937)	$155,509	$169,501
Adjustments to net income (loss):
Depreciation and amortization	908,511	1,099,741	1,055,757
Accretion, depletion and other exploratory expenses	2,181	22,270	2,573
Deferred income tax benefit	(18,880)	(99,481)	(129,502)
Deferred financing costs amortization	3,182	4,255	4,294
Discount amortization on long-term debt	2,387	2,137	1,908
Impairments and other charges	350,551	53,905	311,541
Losses on debt extinguishment	3,212	211,981	—
Losses (gains) on long-lived assets, net	(12,689)	18,060	(51,585)
Gains on investments, net	(4,650)	(91,480)	(56,925)
Foreign currency transaction losses, net	2,941	8,081	8,373
Equity in (earnings) losses of unconsolidated affiliates, net of dividends	3,302	800	299,717
Other	(634)	(2,784)	1,876
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(206,933)	(44,534)	200,537
Inventory	(37,432)	39,412	14,447
Other current assets	78,604	(6,943)	(42,743)
Other long-term assets	8,987	42,298	(38,467)
Trade accounts payable and accrued liabilities	172,337	117,763	(223,246)
Change in affiliate receivable	(29,000)	—	—
Change in affiliate payables	65,618	(14,813)	10,191
Income taxes payable	(57,048)	(31,752)	(1,488)
Other long-term liabilities	219,841	(114,967)	31,222

Net cash provided by operating activities	1,339,451	1,369,458	1,567,981
Cash flows from investing activities:
Purchases of investments	(319)	—	(950)
Sales and maturities of investments	23,580	164,510	31,944
Proceeds from sale of unconsolidated affiliates	—	12,640	159,529
Cash paid for acquisition of businesses, net	(10,200)	(116,971)	—
Investment in unconsolidated affiliates	(2,364)	(5,967)	(1,325)
Capital expenditures	(1,381,498)	(1,178,205)	(1,518,628)
Proceeds from sales of assets and insurance claims	131,102	308,538	149,801
Other	(3,931)	(13)	—

Net cash used for investing activities	(1,243,630)	(815,468)	(1,179,629)
Cash flows from financing activities:
Increase (decrease) in cash overdrafts	(4,990)	(4,421)	1,609
Proceeds from issuance of long-term debt	—	698,753	—
Debt issuance costs	—	(4,502)	(3,433)
Proceeds from revolving credit facilities	15,000	—	710,000
Proceeds from (payments on) short term borrowings	(10,000)	10,000	—
Reduction in long-term debt	—	(994,181)	(276,258)
Purchase of subsidiary preferred stock	(70,875)	—	—
Purchase of treasury stock	(250,037)	—	—
Dividends received on parent treasury shares	3,979	4,545	—
Dividends paid to shareholder	—	—	(12,500)
Proceeds (reduction) of affiliate note	(60,000)	—	—
Proceeds from commercial paper, net	441,530	329,844	—
Reduction in revolving credit facilities	(110,098)	(720,000)	(680,000)
Separation	(395,684)	—	—
Other	(92)	—	(266)

Net cash used for financing activities	(441,267)	(679,962)	(260,848)
Effect of exchange rate changes on cash and cash equivalents	(15,262)	(8,176)	(2,603)

Net increase (decrease) in cash and cash equivalents	(360,708)	(134,148)	124,901
Cash and cash equivalents, beginning of period	389,109	523,257	398,356

Cash and cash equivalents, end of period	$28,401	$389,109	$523,257

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Shares		Capital in Excess of Par Value	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Treasury Shares	Non-controlling Interest	Total Equity
(in thousands)	Shares	Par Value
As of December 31, 2011	1,200	$12	$2,496,486	$226,063	$3,679,318	$(977,873)	$13,402	$5,437,408
Net income					169,515		(14)	169,501
Net income attributable to noncontrolling interest—discontinued operations							635	635
Other comprehensive income (loss), net of tax				113,885			311	114,196
Capital contribution from forgiveness of liability, net of tax			62,734					62,734
Issuance of parent treasury shares, net of tax			(25,496)			33,246		7,750
Dividends paid to shareholder					(12,500)			(12,500)
Other			(266)				(2,146)	(2,412)

As of December 31, 2012	1,200	$12	$2,533,458	$339,948	$3,836,333	$(944,627)	$12,188	$5,777,312
Net income					155,275		234	155,509
Net income attributable to noncontrolling interest—discontinued operations							6,946	6,946
Dividends received on parent treasury shares			4,545					4,545
Other comprehensive income (loss), net of tax				(122,147)			(932)	(123,079)
Other							(6,345)	(6,345)

As of December 31, 2013	1,200	$12	$2,538,003	$217,801	$3,991,608	$(944,627)	$12,091	$5,814,888

Net income (loss)					(115,178)		241	(114,937)
Net income attributable to noncontrolling interest—discontinued operations							972	972
Dividends received on parent treasury shares			3,978					3,978
Repurchase of treasury shares						(250,037)		(250,037)
Other comprehensive loss, net of tax				(88,555)			(705)	(89,260)
Redemption of subsidiary preferred stock					(1,688)			(1,688)
Other			(92)				(1,680)	(1,772)
Separation(1)			(1,876,309)	(121,182)	(4,232,201)	1,194,664	(10,774)	(5,045,802)

As of December 31, 2014	1,200	$12	$665,580	$8,064	$(357,459)	$—	$145	$316,342

(1)	Represents the effect of the Separation. See further discussion within Note 1—Organization and Nature of Operations.

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Organization and Nature of Operations

Organization and Business

Nabors Red Lion Limited (“Red Lion”) is a Bermuda exempted company and a wholly owned subsidiary of Nabors Industries Ltd. (“NIL”). NIL is a publicly traded company listed on the New York Stock Exchange (“NYSE”) under the ticker NBR. As used in this Report, “we”, “us”, “our”, “the Company”, and “Red Lion” means Nabors Red Lion Limited and its subsidiaries. Any reference to “Nabors” refers to the consolidated group of companies comprised of NIL and its subsidiaries, collectively. Reference to “NIL” refers to the parent holding company.

In June 2014, Red Lion entered into a definitive separation agreement (the “Separation Agreement”) with NIL pursuant to which, prior to the Merger (as defined below), Nabors will engage in a series of restructuring transactions to separate its Completion and Production Services business line (the “C&P Business”) from Nabors’ other businesses and cause Red Lion to retain the C&P Business, while the remaining businesses, including the drilling and rig services businesses, will be transferred from Red Lion to other Nabors’ subsidiaries (the “Separation”). Effective October 1, 2014, Nabors caused Red Lion to effect the Separation, resulting in Red Lion divesting the remaining businesses of Nabors (approximately $9.9 billion of assets, $6.0 billion of liabilities and $3.9 billion of equity) and solely owning the C&P Business. Additionally, at the time of the Separation, Nabors distributed $1.2 billion to Red Lion primarily consisting of affiliate notes payable.

The accompanying audited consolidated financial statements and footnotes reflect the drilling and rig services and other separated businesses as discontinued operations through the Separation on October 1, 2014. Therefore, unless stated otherwise the footnotes, tables and narrative discussions reflect the results of operations and expenses associated with the C&P Business, which is reflected in continuing operations in the Consolidated Statements of Income (Loss) for each of the three years ended December 31, 2014, 2013 and 2012. See further discussion of the C&P Business within “Nature of Operations” below and the divestiture within Note 4—Assets Held for Sale and Discontinued Operations.

Pending Merger with CJES

In June 2014, Nabors and Red Lion entered into definitive agreements with C&J Energy Services, Inc. (“CJES”), an independent oilfield services and manufacturing company, to merge the C&P Business with and into CJES with CJES surviving as a wholly-owned subsidiary of Red Lion (the “Merger”). Upon completion of the Merger, Red Lion will continue its existence as a Bermuda exempted company known as C&J Energy Services Ltd. that will own and operate the combined businesses of CJES and the C&P Business. Upon completion of the Merger, the combined company will be incorporated in Bermuda with an expected listing of common shares on the NYSE under the ticker CJES. Immediately following the completion of the Merger, Nabors will own approximately 53 percent of the outstanding equity interests of the combined company with CJES shareholders owning the remainder of the outstanding shares.

The Merger has been approved by the board of directors of both NIL and CJES, and is subject to approval by CJES shareholders and the satisfaction of customary closing conditions and regulatory approvals.

Basis of Presentation

Our consolidated financial statements include the accounts of Red Lion, as well as all majority owned and non-majority owned subsidiaries required to be consolidated under generally accepted accounting principles in the United States (“GAAP”). All significant intercompany accounts and transactions are eliminated in consolidation. The consolidated financial statements reflect the Company’s financial position, results of operations and cash flows in conformity with GAAP, and results stated herein may not be indicative of what the Company’s financial position, results of operations and cash flows may be in the future.

Nabors maintains share-based compensation programs at the corporate level. To the extent that our employees participate in these programs, we are allocated a portion of the associated expenses which is included in direct costs and general and administrative expenses in our Consolidated Statements of Income (Loss). However, the Consolidated Balance Sheets do not include any Nabors’ outstanding equity related to the share-based compensation. See Note 8—Share-Based Compensation for a further description of these awards.

Investments in operating entities where we have the ability to exert significant influence, but where we do not control operating and financial policies, are accounted for using the equity method. The majority of these investments were included in the businesses that were separated from Red Lion as part of the Separation and as such, our share of the net income (loss) of these entities is recorded in discontinued operations for all years presented. The investments in unconsolidated affiliates totaled $10.2 million and $64.3 million as of December 31, 2014 and 2013, respectively.

Nature of Operations

Prior to the Separation, Red Lion was the company through which substantially all of the operating segments of Nabors resided, exclusive of the parent holding company NIL. Effective October 1, 2014, Red Lion solely owns the C&P Business, which is reflected in continuing operations portion in the Consolidated Statements of Income (Loss) for each of the years ended December 31, 2014, 2013 and 2012. We have reflected Nabors’ remaining businesses, including the drilling and rig services businesses, as discontinued operations in the accompanying financial statements. See further description of these business lines below.

Completion & Production Services

Our C&P Business is comprised of our operations involved in the completion, life-of-well maintenance and plugging and abandonment of a well in the United States and Canada. These services include stimulation, coiled-tubing, cementing, wireline, workover, well-servicing and fluids management. This business line is organized into two operating segments:

•

Completion Services.    We provide a wide range of wellsite solutions to oil and natural gas companies, consisting primarily of technical pumping services, including hydraulic fracturing, a process sometimes used in the completion of oil and gas wells whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate gas and oil production, and down-hole surveying services. The completion process may involve selectively perforating the well casing at the depth of discrete producing zones, stimulating and testing these zones and installing down-hole equipment. The completion process may take a few days to several weeks.

•

Production Services.    We operate a fleet of 543 land workover and well-servicing rigs as of December 31, 2014, which are utilized to perform well maintenance and workover services during the production phase of an oil or natural gas well. Well maintenance services are generally performed on a call-out basis and can usually be completed within 48 hours. The services include the repair and replacement of pumps, sucker rods, tubing and other mechanical apparatuses at the wellsite that are used to pump or lift hydrocarbons from producing wells. We also utilize our well service rigs to perform plugging services for wells in which the oil and natural gas has been depleted or further production has become uneconomical. Workover services can be utilized to remedy failures, modify well depth and formation penetration to capture hydrocarbons from alternative formations, clean out and recomplete a well when production has declined, repair leaks, or convert a depleted well to an injection well for secondary or enhanced recovery projects. Workovers are typically carried out with a rig that includes standard drilling accessories such as rotary drilling equipment, pumps and tanks for drilling fluids, blowout preventers and other specialized equipment for servicing rigs. We also provide equipment, including fluid service trucks, frac tanks and salt water disposal wells, to supply, store, remove and dispose of specialized fluids utilized in the completion and workover operations used in daily operations for producing wells.

Other production-related technical services include completion, production and rental tool services. Additionally, we provide fluid logistics services, including those related to the transportation, storage and disposal of fluids that are used in the drilling, development and production of hydrocarbons.

Discontinued Operations

Our discontinued operations is comprised of our global drilling rig operations and drilling-related services, consisting of equipment manufacturing, instrumentation optimization software and directional drilling services and other Nabors’ businesses. Results of operations of these business lines have been classified as discontinued operations in all periods presented. See Note 4—Assets Held for Sale and Discontinued Operations.

Note 2 Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less.

Investments

Short-term investments

Short-term investments may consist of equity securities, corporate debt securities, mortgage-backed debt securities and asset- backed debt securities. Securities classified as available-for-sale are stated at fair value. Unrealized holding gains and temporary losses for available-for-sale securities are excluded from earnings and, until realized, are presented in the Consolidated Statement of Comprehensive Income (Loss). Unrealized holding losses are included in earnings during the period for which the loss is determined to be other-than-temporary. We did not have any short-term investments as of December 31, 2014, subsequent to the Separation.

In computing realized gains and losses on the sale of equity securities, the specific-identification method is used. In accordance with this method, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased.

Long-term investments

We had investments in overseas funds that invest primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed and mortgage-backed securities, global structured-asset securitizations, whole-loan mortgages, and participations in whole loans and whole-loan mortgages). These investments are non-marketable and do not have published fair values. The fair value of these investments approximates their carrying value and totaled $3.2 million as of December 31, 2013. We did not have any long-term investments as of December 31, 2014, subsequent to the Separation.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out or weighted-average costs methods and includes the cost of materials, labor and manufacturing overhead. Inventory includes the following:

	December 31, 2014	December 31, 2013
	(in thousands)
Raw materials	$—	$128,606
Work-in-progress	—	26,762
Finished goods	47,588	54,425

	$47,588	$209,793

Property and Equipment

Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We provide for the depreciation of our drilling and workover rigs using the units-of-production method. For each day a rig is operating, we depreciate it over an approximate 4,927-day period, with the exception of our jackup rigs which are depreciated over an 8,030-day period, after provision for salvage value. For each day a rig asset is not operating, it is depreciated over an assumed depreciable life of 20 years, with the exception of our jackup rigs, where a 30-year depreciable life is used, after provision for salvage value.

Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings—10 to 30 years; well-servicing rigs—3 to 15 years; marine transportation and supply vessels—10 to 25 years; oilfield hauling and mobile equipment and other machinery and equipment—3 to 10 years). Amortization of capitalized leases is included in depreciation and amortization expense. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective property, plant and equipment accounts and any gains or losses are included in our income statement.

We review our assets for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the sum of estimated future cash flows, on an undiscounted basis, is less than the carrying amount of the long-lived asset. Impairment charges are recorded using discounted cash flows which requires the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry.

For an asset classified as held for sale, we consider the asset impaired when its carrying amount exceeds fair value less its cost to sell. Fair value is determined in the same manner as an impaired long-lived asset that is held and used.

Significant and unanticipated changes to the assumptions could result in future impairments. A significantly prolonged period of lower oil and natural gas prices could continue to adversely affect the demand for and prices of our services, which could result in future impairment charges. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment, and an impairment of these assets could result in a material charge on our Consolidated Statements of Income (Loss), management believes that accounting estimates related to impairment of long-lived assets are critical.

Goodwill

We initially assess goodwill for impairment based on qualitative factors to determine whether to perform the two-step annual goodwill impairment test, a Level 3 fair value measurement. After qualitative assessment, step one of the impairment test compares the estimated fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step is required to measure the goodwill impairment loss. The second step compares the implied fair value of the reporting unit’s goodwill to its carrying amount. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to the excess.

The fair values calculated in these impairment tests were determined using discounted cash flow models involving assumptions based on our utilization of rigs or other oil and gas service equipment, revenues and earnings from affiliates, as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our discounted cash flow projections for each reporting unit were based on financial forecasts. The future cash flows were discounted to present value using discount rates determined to be appropriate for each reporting unit. Terminal values for each reporting unit were calculated using a Gordon Growth methodology with a long-term growth rate of 3%.

Our estimated fair values of our reporting units incorporate judgment and the use of estimates by management. Potential factors requiring assessment include a further or sustained decline in Nabors stock price, declines in oil and natural gas prices, a variance in results of operations from forecasts, and additional transactions in the oil and gas industry.

The change in the carrying amount of goodwill for our business lines for the years ended December 31, 2013 and 2014 was as follows:

	Balance at December 31, 2012	Separation	Acquisitions and Purchase Price Adjustments		Disposals and Impairments		Cumulative Translation Adjustment	Balance at December 31, 2013
	(in thousands)
Drilling & Rig Services:
U.S.	$50,149	$—	$—		$—		$—	$50,149
Rig Services	32,113	—	15,828	(1)	(9,631	)(2)	(1,049)	37,261

Subtotal Drilling & Rig Services	82,262	—	15,828		(9,631)		(1,049)	87,410
Completion & Production Services
Completion	334,992	—			—		—	334,992
Production	55,072	—	35,490	(3)	—		—	90,562

Subtotal Completion & Production Services	390,064	—	35,490		—		—	425,554

Total	$472,326	$—	$51,318		$(9,631)		$(1,049)	$512,964

	Balance at December 31, 2013	Separation		Acquisitions and Purchase Price Adjustments	Disposals and Impairments		Cumulative Translation Adjustment	Balance at December 31, 2014
	(in thousands)
Drilling & Rig Services:
U.S.	$50,149	$(50,149	)(4)	$—	$—		$—	$—
Rig Services	37,261	(37,261	)(4)	—	—		—	—

Subtotal Drilling & Rig Services	87,410	(87,410)		—	—		—	—
Completion & Production Services
Completion	334,992	—		—	(334,992	)(5)	—	—
Production	90,562	—		1,550	—		—	92,112

Subtotal Completion & Production Services	425,554	—		1,550	(334,992)		—	92,112

Total	$512,964	$(87,410)		$1,550	$(334,992)		$—	$92,112

(1)	Represents the goodwill recorded in connection with our acquisition of NES.

(2)	Represents the removal of goodwill in connection with our sale of Peak and the logistic assets from one of our Canada subsidiaries.

(3)	Represents the goodwill recorded in connection with our acquisition of KVS. See Note 5—Acquisitions for additional discussion.

(4)	Represents the removal of goodwill in connection with the transfer of our drilling and rig services businesses due to the Separation on October 1, 2014. See Note 4—Assets Held for Sale and Discontinued Operations.

(5)	Represents the impairment of the remaining goodwill associated with our 2010 acquisition of Superior Wells Services, Inc. (“Superior”). These impairment charges were deemed necessary due to the recent sharp decline in oil prices. See Note 3—Impairments and Other Charges.

Litigation and Insurance Reserves

We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. We maintain actuarially determined accruals in our Consolidated Balance Sheets to cover self-insurance retentions. See Note 16—Commitments and Contingencies regarding self-insurance accruals. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can reasonably be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure.

Revenue Recognition

We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. We defer revenue related to mobilization periods and recognize the revenue over the term of the related drilling contract. Costs incurred related to a mobilization period for which a contract is secured are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. We defer recognition of revenue on amounts received from customers for prepayment of services until those services are provided.

We recognize revenue for top drives and instrumentation systems we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectability is probable, and pricing is fixed and determinable.

In connection with the performance of our cementing services, we recognize product and service revenue when the products are delivered or services are provided to the customer and collectability is reasonably assured. Product sale prices are determined by published price lists provided to our customers.

We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in losses (gains) on sales and disposals of long-lived assets and other expense (income), net in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements that are expected to be less than the carrying value of damaged assets are recognized at the time the loss is incurred and proof of loss documentation is received and then recorded in losses (gains) on sales and disposals of long-lived assets and other expense (income), net.

We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs.

Income Taxes

We are a Bermuda exempted company and therefore are not subject to income taxes in Bermuda. Income taxes have been provided based on the tax laws and rates in effect in the countries where we operate and earn income. The income taxes in these jurisdictions vary substantially. Our worldwide effective tax rate for financial statement purposes will continue to fluctuate from year to year due to the change in the geographic mix of pre-tax earnings.

We recognize increases to our tax reserves for uncertain tax positions along with interest and penalties as an increase to other long-term liabilities.

For U.S. and other jurisdictional income tax purposes, we have net operating loss carryforwards that we are required to assess quarterly for potential valuation allowances. We consider the sufficiency of existing temporary differences and expected future earnings levels in determining the amount, if any, of valuation allowance required against such carryforwards and against deferred tax assets.

We realize an income tax benefit associated with certain awards issued under Nabors’ stock plans. We recognize the benefits related to tax deductions up to the amount of the compensation expense recorded for the award in the Consolidated Statements of Income (Loss). Any excess tax benefit (i.e., tax deduction in excess of compensation expense) is reflected as an increase in capital in excess of par. Any shortfall is recorded as a reduction to capital in excess of par to the extent of our aggregate accumulated pool of windfall benefits, beyond which the shortfall would be recognized in the Consolidated Statements of Income (Loss).

Foreign Currency Translation

For certain of our foreign subsidiaries, such as those in Canada, the local currency is the functional currency, and therefore translation gains or losses associated with foreign-denominated monetary accounts are accumulated in a separate section of the Consolidated Statements of Changes in Equity. For our other international subsidiaries, the U.S. dollar is the functional currency, and therefore local currency transaction gains and losses, arising from remeasurement of payables and receivables denominated in local currency, are included in our Consolidated Statements of Income (Loss).

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) relating to the reporting of discontinued operations and the disclosures related to disposals of components of an entity. The core principles address the question around whether the disposal represents a strategic shift, if the operations and cash flows can be clearly distinguished and continuing involvement will no longer preclude a disposal from being presented as discontinued operations. These changes are effective for interim and annual periods that begin after December 15, 2014. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In May 2014, the FASB issued an ASU relating to the revenue recognition from contracts with customers that creates a common revenue standard for GAAP and IFRS. The core principle will require recognition of revenue to represent the transfer of promised goods or services to customers in an amount that reflects the consideration, including costs incurred, to which the entity expects to be entitled in exchange for those goods or services. These changes are effective for interim and annual periods that begin after December 15, 2016. Early application is not permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In June 2014, the FASB issued an ASU relating to the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The core principle will require the reporting entity to apply existing guidance in Topic 718-Compensation-Stock Compensation relating to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. These changes are effective for interim and annual periods that begin after December 15, 2015. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

In February 2015, the FASB issued an ASU relating to consolidation, which eliminates the presumption that a general partner should consolidate a limited partnership. It also modifies the evaluation of whether limited partnerships are variable interest entities or voting interest entities and adds requirements that limited partnerships must meet to qualify as voting interest entities. This guidance is effective for public companies for fiscal years beginning after December 15, 2015. We are currently evaluating the impact this will have on our consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from such estimates. Areas where critical accounting estimates are made by management include:

•	depreciation of property, plant and equipment;

•	impairment of long-lived assets;

•	impairment of goodwill and intangible assets;

•	income taxes;

•	litigation and self-insurance reserves; and

•	fair value of assets acquired and liabilities assumed.

Note 3 Impairments and Other Charges

The components of impairments and other charges are provided below:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Goodwill impairment	$334,992	$—	$—
Intangible asset impairment	23,486	—	74,960
Transaction costs	5,100	—	—
Impairment of long-lived assets	—	20,000	—
Provision for retirement of assets	—	—	55,554

Total impairments and other charges	$363,578	$20,000	$130,514

Goodwill impairments

During 2014, we impaired the entire goodwill balance of $335.0 million related to our 2010 acquisition of Superior. This impairment was deemed necessary due to the recent decline in oil prices and the lack of certainty regarding eventual recovery in the value of these operations.

There were no goodwill impairments in 2013 and 2012.

Intangible asset impairments

During 2014, we recognized an impairment of $23.5 million primarily related to various customer relationships within our Completion Services operating segment.

During 2012, we recorded an impairment of the Superior trade name totaling $75.0 million. The Superior trade name was initially classified as a ten-year intangible asset at the date of acquisition in September 2010. The impairment was a result of the decision to cease using the Superior trade name to reduce confusion in the marketplace and enhance the Nabors brand.

There were no intangible asset impairments in 2013.

Transaction costs

During 2014, we incurred $5.1 million costs related to preparing Red Lion and the C&P Business for the Merger with CJES.

Impairments of long-lived assets

During 2013, we recognized an impairment of $20.0 million to our fleet of coil-tubing units in our Completion & Production Services business line. Intense competition and oversupply of equipment led to lower utilization and margins for this product line. When these factors were considered as part of our annual impairment tests on long-lived assets, the sum of the estimated future cash flows, on an undiscounted basis, was less than the carrying amount of these assets. The estimated fair values of these assets were calculated using discounted cash flow models involving assumptions based on our utilization of the assets, revenues and direct costs, capital expenditures and working capital requirements. We believe the fair value estimated for purposes of these tests represents a Level 3 fair value measurement. In 2013, we suspended our coil-tubing operations in the

United States. A prolonged period of slow economic recovery could continue to adversely affect the demand for and prices of our services, which could result in future impairment charges for other reporting units due to the potential impact on our estimate of our future operating results.

There were no long-lived asset impairments in 2014 or 2012.

Provision for retirement of long-lived assets

During 2012, we recorded a provision for the retirement of assets of $55.6 million, representing the carrying value less any salvage value relating to non-core assets that had become inoperable or functionally obsolete.

There were no provisions for retirement of long-lived assets in 2014 or 2013.

Note 4 Assets Held for Sale and Discontinued Operations

Assets Held for Sale

Assets held-for-sale included the following:

	December 31,
	2014	2013
	(in thousands)
Oil and Gas	$—	$239,936
Rig Services	—	3,328

	$—	$243,264

There were no assets classified as held-for-sale as of December 31, 2014 as a result of the Separation on October 1, 2014. Assets held-for-sale as of December 31, 2013 consisted of our oil and gas holdings in Alaska and Canada and are included within discontinued operations for all periods presented in the accompanying financial statements.

Oil and Gas Properties

The carrying value of our assets held for sale represents the lower of carrying value or fair value less costs to sell. We have deferred tax liabilities of approximately $2.3 million, which are included in long-term deferred income taxes in our Consolidated Balance Sheet at December 31, 2013, associated with our oil and gas operations in Canada.

We had contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing. In December 2013, we entered into agreements to restructure these contracts, assigning a portion of the obligation to third parties and reducing our future payment commitments. At December 31, 2013, our undiscounted contractual commitments for these contracts approximated $171.2 million, and we had liabilities of $113.6 million, including $64.4 million classified as current and included in accrued liabilities. The amounts at December 31, 2013 represented our best estimate of the fair value of the excess capacity of the pipeline commitments calculated using a discounted cash flow model, when considering our disposal plan, current production levels, natural gas prices and expected utilization of the pipeline over the remaining contractual term.

Discontinued Operations

Effective October 1, 2014, Red Lion divested all of its businesses, except for those comprising the C&P Business. The operating results from these divested businesses for all periods presented are retroactively presented and accounted for as discontinued operations in the accompanying Consolidated Statements of Income (Loss) and the accompanying notes to the consolidated financial statements.

The components of our income from discontinued operations were as follows:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Revenues and other income:
Operating revenues	$3,379,783	$4,227,960	$4,587,471
Losses from unconsolidated affiliates	(6,108)	(353)	(289,228)
Investment income	10,248	96,455	62,914
Management fees	24,435	27,157	22,609

Total revenues and other income	3,408,358	4,351,219	4,383,766
Costs and other deductions:
Direct costs	1,988,316	2,522,190	2,754,561
General and administrative expenses	310,322	386,707	364,955
Depreciation and amortization	686,966	915,576	844,332
Interest expense	133,165	223,102	251,244
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	(1,917)	51,582	(184,814)
Impairments and other charges	4,830	264,786	324,959

Total costs and other deductions	3,121,682	4,363,943	4,355,237

Income (loss) from discontinued operations before income tax	286,676	(12,724)	28,529

Total income tax expense (benefit)	64,454	(106,538)	(48,958)
Dividends on preferred stock	(3,100)	—	—
Less: Net income attributable to noncontrolling interest	(972)	(6,946)	(635)

Income from discontinued operations, net of tax	$224,350	$86,868	$76,852

Note 5 Acquisitions

2013 Acquisitions

In October 2013, we purchased KVS Transportation, Inc. and D&D Equipment Investments, LLC, (collectively, “KVS”) for total consideration of $149.0 million. KVS provides various logistics and support services operating in the oilfield and well-servicing industry. Services are provided by tractor trucks, bobtail trucks, winch trucks, other truck types, trailers, container bins, eyewash stations, and various types of tanks, shop equipment and other related support equipment. This acquisition expands our truck fleet, vacuum truck services, and tank and related equipment services, and is included in our Production Services operating segment. The excess of the purchase price over the fair values of the assets acquired was recorded as goodwill in the amount of $35.5 million.

Note 6 Cash and Cash Equivalents and Short-term Investments

Our cash and cash equivalents and short-term investments consisted of the following:

	December 31,
	2014	2013
	(in thousands)
Cash and cash equivalents	$28,401	$389,109

Short-term investments:
Available-for-sale equity securities	—	96,942
Available-for-sale debt securities	—	20,276

Total short-term investments	$—	$117,218

Certain information related to our cash and cash equivalents and short-term investments follows:

	As of December 31,
	2014			2013
	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value	Gros s Unrealized Holding Gains	Gross Unrealized Holding Losses
	(in thousands)
Cash and cash equivalents	$28,401	$—	$—	$389,109	$—	$—
Short-term investments:
Available-for-sale equity securities	—	—	—	96,942	68,395	—
Available-for-sale debt securities:
Corporate debt securities	—	—	—	19,388	4,122	—
Mortgage-backed debt securities	—	—	—	210	11	—
Mortgage-CMO debt securities	—	—	—	20	—	(2)
Asset-backed debt securities	—	—	—	658	2	(54)

Total available-for-sale debt securities	—	—	—	20,276	4,135	(56)

Total available-for-sale securities	—	—	—	117,218	72,530	(56)

Total short-term investments	—	—	—	117,218	72,530	(56)

Total cash, cash equivalents and short-term investments	$28,401	$—	$—	$506,327	$72,530	$(56)

As of December 31, 2014, we had no short-term investments.

Note 7 Fair Value Measurements

Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated, or generally unobservable. We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best information available. Accordingly, we employ valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The use of unobservable inputs is intended to allow for fair value determinations in situations where there is little, if any, market activity for the asset or liability at the measurement date. We are able to classify fair value balances utilizing a fair value hierarchy based on the observability of those inputs. Under the fair value hierarchy:

•	Level 1 measurements include unadjusted quoted market prices for identical assets or liabilities in an active market;

•

Level 2 measurements include quoted market prices for identical assets or liabilities in an active market that have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets; and

•	Level 3 measurements include those that are unobservable and of a subjective nature.

These financial statements also include notes payable, related to the acquisition of KVS, at carrying value which approximates fair value as of December 31, 2013. This fair value (Level 3) was calculated using a discounted cash flow model which incorporates details such as contractual terms, maturity and, in certain instances, timing and amount of future cash flows, as well as assumptions related to liquidity and credit valuation adjustments of marketplace participants. These notes are obligations of other Nabors’ entities subsequent to the Separation and are not included in the accompanying consolidated balance sheet as of December 31, 2014. See Note 5—Acquisitions for additional discussion.

Preferred stock is presented on the Consolidated Balance Sheets at fair value as of the acquisition date of Superior. The fair value of our preferred stock is estimated based on prices quoted from third party financial institutions. The fair value (Level 2) of our preferred stock was approximately $69.0 million as of December 31, 2013. See Note 14—Subsidiary Preferred Stock for additional discussion.

The following tables set forth, by level within the fair value hierarchy, our financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2013. As of December 31, 2014 we had no financial assets accounted for at fair value. Our debt securities could transfer into or out of a Level 1 or 2 measure depending on the availability of independent and current pricing at the end of each quarter. During 2013, there were no transfers of our financial assets between Level 1 and Level 2 measures. Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Short-term investments:
Available-for-sale equity securities from energy industry	$96,080	$862	$—	$96,942
Available-for-sale debt securities:
Corporate debt securities	—	19,388	—	19,388
Mortgage-backed debt securities	—	210	—	210
Mortgage-CMO debt securities	—	20	—	20
Asset-backed debt securities	658	—	—	658

Total short-term investments	$96,738	$20,480	$—	$117,218

Nonrecurring Fair Value Measurements

Fair value measurements were applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which would consist of measurements primarily to assets held for sale, goodwill, intangible assets and other long-lived assets, assets acquired and liabilities assumed in a business combination and our pipeline contractual commitment.

Fair Value of Financial Instruments

The fair value of our affiliate notes payable at December 31, 2014 approximates its carrying value given its short term to maturity. The fair value of our long-term debt, revolving credit facility, commercial paper and subsidiary preferred stock is estimated based on quoted market prices or prices quoted from third-party financial institutions.

As of December 31, 2013 the carrying and fair values of our long-term debt and subsidiary preferred stock were as follows:

	As of December 31,
	2013
	Effective Interest Rate	Carrying Value	Fair Value
2.35% senior notes due September 2016	2.56%	$349,820	$354,694
6.15% senior notes due February 2018	6.42%	969,928	1,097,480
9.25% senior notes due January 2019	9.33%	339,607	428,733
5.00% senior notes due September 2020	5.20%	697,947	731,955
4.625% senior notes due September 2021	4.75%	698,148	709,793
5.10% senior notes due September 2023	5.26%	348,765	349,731
Subsidiary preferred stock	4.00%	69,188	69,000
Revolving credit facility	2.28%	170,000	170,000
Commercial paper	0.45%	329,844	329,844
Other	0.00%	10,243	10,243

		$3,983,490	$4,251,473

The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.

As of December 31, 2014 we had no short-term investments. As of December 31, 2013, our short-term investments were carried at fair market value and included $117.2 million in securities classified as available-for-sale.

Note 8 Share-Based Compensation

We compensate some of our employees in the form of share-based awards issued from NIL. The amount of compensation expense we recognize is based on the grant-date fair value and we pay cash to NIL as awards vest.

Total share-based compensation expense for our continuing operations, which includes stock options and restricted stock, totaled $4.0 million, $4.5 million and $4.1 million for 2014, 2013 and 2012, respectively, and is included in direct costs and general and administrative expenses in our Consolidated Statements of Income (Loss). See Note 19—Segment Information.

Stock Option Plans

As of December 31, 2014, Nabors had several stock plans under which options to purchase Nabors common shares could be granted to key officers and managerial employees of Red Lion and its subsidiaries. Options granted under the plans generally are at prices equal to the fair market value of Nabors shares on the date of the grant. Options granted under the plans generally are exercisable in varying cumulative periodic installments after one year. In the case of certain key executives, options granted may vest immediately on the grant date. Options granted under the plans cannot be exercised more than ten years from the date of grant. Options to purchase 6.3 million and 7.8 million Nabors common shares remained available for grant as of December 31, 2014 and 2013, respectively. Of the Nabors common shares available for grant as of December 31, 2014, approximately 5.0 million of these shares are also available for issuance in the form of restricted shares.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model which uses assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatilities are based on implied volatilities from traded options on Nabors’ common shares, historical volatility of Nabors’ common shares, and other factors. We use historical data to estimate the expected term of the options and employee terminations within the option-pricing model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of the options represents the period of time that the options granted are expected to be outstanding.

We also consider an estimated forfeiture rate for these option awards, and we recognize compensation cost only for those shares that are expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three to five years. The forfeiture rate is based on historical experience. Estimated forfeitures have been adjusted to reflect actual forfeitures during 2014.

Stock option transactions under our various stock-based employee compensation plans as of December 31, 2004, and the changes during the year ended December 31, 2014 are presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands, except shares and exercise price)
Options outstanding as of December 31, 2013	15,421	$20.84
Granted	—	—
Exercised	(2,436)	9.99
Forfeited	(3,184)	23.21
Separation	(9,485)	22.76

Options outstanding as of December 31, 2014	316	$14.05	3.51 years	$864

Options exercisable as of December 31, 2014	309	$14.02	3.43 years	$861

Of the options outstanding, 0.3 million were exercisable at the weighted-average exercise price of $14.02 as of December 31, 2014.

During 2013 and 2012, respectively, Nabors awarded options vesting over periods up to four years to purchase 32,000 and 644,822 of Nabors common shares to our employees and executive officers. No options were awarded during 2014.

The fair value of stock options granted during 2013 and 2012 was calculated using the Black-Scholes option pricing model and the following weighted-average assumptions:

	Year Ended
	2013	2012
Weighted average fair value of options granted	$6.01	$9.47
Weighted average risk free interest rate	0.57%	0.63%
Dividend yield	0.69%	0.00%
Volatility(1)	51.01%	55.84%
Expected life	4.0 years	4.0 years

(1)	Expected volatilities are based on implied volatilities from publicly traded options to purchase

Nabors’ common shares, historical volatility of Nabors’ common shares and other factors.

A summary of our unvested stock options as of December 31, 2014, and the changes during the year then ended is presented below:

Unvested Stock Options	Outstanding	Weighted- Average Grant- Date Fair Value
	(in thousands, except fair value)
Unvested as of December 31, 2013	549	$8.88
Granted	—	—
Vested	(188)	8.80
Forfeited	(13)	4.83
Separation	(341)	9.08

Unvested as of December 31, 2014	7	$6.22

The total intrinsic value of all options exercised, including those employees included in the Separation, during 2014, 2013 and 2012 was $38.8 million, $4.1 million and $23.1 million, respectively. The total fair value of options that vested during the years ended December 31, 2014, 2013 and 2012 was $1.7 million, $4.1 million and $7.1 million, respectively.

As of December 31, 2014, there was $35.6 thousand of total future compensation cost related to unvested options that are expected to vest within our continuing operations. That cost is expected to be recognized over a weighted-average period of approximately one year.

Restricted Stock

Our stock plans allow grants of Nabors restricted stock. Nabors restricted stock is issued on the grant date, but cannot be sold or transferred. Nabors restricted stock vests in varying periodic installments ranging up to five years.

A summary of our restricted stock as of December 31, 2014, and the changes during the year then ended, is presented below:

Restricted stock	Outstanding	Weighted- Average Grant- Date Fair Value
	(in thousands, except fair value)
Unvested as of December 31, 2013	3,391	$18.28
Granted	1,001	22.78
Vested	(1,109)	20.23
Forfeited	(183)	19.51
Separation	(2,533)	19.18

Unvested as of December 31, 2014	567	$19.18

During 2014, 2013 and 2012, Nabors awarded 1,001,341, 3,971,414 and 836,015 shares of restricted stock, respectively, to our employees. These awards had an aggregate value at their date of grant of $22.8 million, $65.2 million and $17.1 million, respectively, and were scheduled to vest over a period of up to four years. The fair value of Nabors restricted stock that vested during 2014, 2013 and 2012 was $24.5 million, $31.9 million and $8.1 million, respectively. The fair value of these awards is based on the closing price of Nabors stock on the date the awards are granted.

As of December 31, 2014, there was $7.8 million of total future compensation cost related to unvested Nabors restricted stock awards that are expected to vest within our continuing operations. That cost is expected to be recognized over a weighted-average period of approximately one year.

Prior to the Separation

The Chief Executive Officer and certain other executives’ share based compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity’s operations. These executives are employees of the other Nabors’ businesses included in the Separation.

Nabors restricted stock share-based awards also include two types of performance share awards: the first, based on Nabors performance measured against pre-determined performance metrics and the second, based on market conditions measured against a predetermined peer group. We recognize compensation cost on a straight-line basis over three to five years, which generally represents the vesting term. The performance period for the awards granted in 2014 commenced on January 1, 2013 and ended on December 31, 2013. All of the employees eligible for these awards were included in the Separation and as such, any related expense has been recorded in discontinued operations.

Restricted Stock Based on Performance Conditions

During 2014, Nabors granted 307,964 restricted stock performance-based awards for fiscal year 2013 to some of our executives under our discontinued operations. These awards vest over a period up to three years. The performance awards granted are based upon achievement of specific financial or operational objectives. The number of shares granted will be determined by the number of performance goals achieved. The performance shares based on performance conditions are liability-classified awards, of which our accrued liabilities included $1.6 million at December 31, 2013. The fair value of these awards was estimated at each reporting period during 2013, based on internal metrics and marked to market at December 31, 2013. All of the employees eligible for these awards were included in the Separation and as such, no liability is included in our December 31, 2014 Consolidated Balance Sheet.

Restricted Stock Based on Market Conditions

During 2014, Nabors granted restricted stock awards based on market conditions to some of our executives under our discontinued operations. Nabors granted 336,217 such awards with an aggregate fair value of $3.8 million. These shares were granted based on the comparative performance of Nabors Total Shareholder Return (“TSR”) relative to a peer group over a three-year period.

The grant date fair value of these awards was based on a Monte Carlo model, using the following assumptions during 2014:

Risk free interest rate	0.80%
Expected volatility	40.00%
Closing stock price	$16.99
Expected term (in years)	3.00

The following table sets forth information regarding outstanding Nabors restricted stock based on market conditions as of December 31, 2014:

Market based restricted stock	Outstanding	Weighted- Average Grant- Date Fair Value
	(in thousands, except fair value)
Outstanding as of December 31, 2013	301	$10.42
Granted	336	11.40
Vested	—	—
Forfeited	—	—
Separation	(637)	10.94

Outstanding as of December 31, 2014	—	$—

Note 9 Property, Plant and Equipment

The major components of our property, plant and equipment are as follows:

	December 31,
	2014	2013
	(in thousands)
Land	$29,741	$63,733
Buildings	80,476	163,962
Drilling, workover and well-servicing rigs, and related equipment	1,270,626	12,818,136
Marine transportation and supply vessels	—	14,062
Oilfield hauling and mobile equipment	1,099,316	1,322,798
Other machinery and equipment	48,257	168,465
Construction-in-process(1)	—	693,475

	$2,528,416	$15,244,631
Less: accumulated depreciation and amortization	(1,262,642)	(6,646,818)

	$1,265,774	$8,597,813

(1)	Relates primarily to amounts capitalized for new or substantially new drilling, workover and well-servicing rigs that were under construction and had not yet been placed into service as of December 31, 2013.

Repair and maintenance expense included in direct costs in our Consolidated Statements of Income (Loss) totaled $233.8 million, $229.9 million and $293.8 million during 2014, 2013 and 2012, respectively. Interest costs of $5.0 million, $19.4 million and $24.0 million were capitalized during 2014, 2013 and 2012, respectively.

Note 10 Financial Instruments and Risk Concentration

We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. These risks arise primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates, and marketable and non-marketable security prices as discussed below.

Foreign Currency Risk

We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk or foreign currency devaluation risk. As of December 31, 2014, the most significant exposures arise in connection with our operations in Canada, which is substantially unhedged.

At various times, we utilize local currency borrowings (foreign-currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate.

Credit Risk

Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, short- term and long-term investments and accounts receivable. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our short-term and long-term investments are managed within established guidelines that limit the amounts that may be invested with any one issuer and provide guidance as to issuer credit quality. We believe that the credit risk in our cash and investment portfolio is minimized as a result of the mix of our investments. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers, and we generally do not require material collateral. We do occasionally require prepayment of amounts from customers whose creditworthiness is in question prior to providing services to them. We maintain reserves for potential credit losses, and these losses historically have been within management’s expectations.

Interest Rate and Marketable and Non-marketable Security Price Risk

Our financial instruments that are potentially sensitive to changes in interest rates include our 2.35%, 5.10%, 6.15%, 9.25%, 5.0% and 4.625% senior notes, our investments in debt securities (including corporate, asset-backed, mortgage-backed debt and mortgage- CMO debt securities) and our investments in overseas funds that invest primarily in a variety of public and private U.S. and non-U.S. securities (including mortgage-backed securities, global structured-asset securitizations, whole-loan mortgages, and participations in whole loans and whole-loan mortgages), which are classified as long-term investments. Substantially all of these financial instruments were included in the Separation and are not included in our December 31, 2014 Consolidated Balance Sheet.

We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect on the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.

Note 11 Debt

As of December 31, 2014, affiliate notes payable consisted of the following:

December 31, 2014
(in thousands)
$880 million affiliate note	$880,820
$57 million affiliate note	57,250
$75 million affiliate note	15,000

$953,070

Affiliate Notes Payable

In October 2014, Nabors Completion & Production Services Co., our wholly owned subsidiary, entered into Promissory Notes with an aggregate face value of $880.8 million. These notes have a stated interest rate of 1.10% annually and were originally scheduled to mature in December 2014. On December 31, 2014 these notes were amended to extend the maturity date to March 31, 2015. The interest and outstanding unpaid principal amounts are due at maturity.

In October 2014, 1834367 Alberta Ltd., our wholly owned subsidiary, entered into a Promissory Note with an aggregate face value of $57.3 million. These notes have a stated interest rate of 1.10% annually and were originally scheduled to mature in December 2014. On December 31, 2014 these notes were amended to extend the maturity date to March 31, 2015. The interest and outstanding unpaid principal amounts are due at maturity.

In October 2014, Nabors Completion & Production Services Co., our wholly owned subsidiary, entered into Promissory Notes with an aggregate face value of $75.0 million. These notes have a stated interest rate of 1.10% annually and were originally scheduled to mature in December 2014. On December 31, 2014 these notes were amended to extend the maturity date to March 31, 2015. The interest and outstanding unpaid principal amounts are due at maturity. In December 2014, we paid down $60.0 million principal on these notes.

Approximately $688 million of these affiliate notes are expected to be paid and settled as of the closing of the Merger. CJES has obtained commitments from certain financial institutions to provide debt financing in an amount sufficient to fund the payment of $688 million at closing. NIL has agreed to cause the balance of the affiliate notes remaining after the payment of the $688 million, to be contributed to Red Lion at the closing of the Merger, such that Red Lion would have no remaining obligation under these notes. If the closing of the Merger does not occur as expected, NIL has agreed to extend the maturity date of the affiliate note payable and provide financial support, if needed, to Red Lion through at least February 24, 2016 to satisfy its current obligations and continue its operations.

In connection with the Separation on October 1, 2014, all of the Company’s long-term debt, including commercial paper borrowings and our revolving credit facility, was transferred to a NIL subsidiary.

As of December 31, 2013, debt consisted of the following:

December 31, 2013
(in thousands)
2.35% senior notes due September 2016	349,820
6.15% senior notes due February 2018	969,928
9.25% senior notes due January 2019	339,607
5.00% senior notes due September 2020	697,947
4.625% senior notes due September 2021	698,148
5.10% senior notes due September 2023	348,765
Revolving credit facility	170,000
Commercial paper	329,844
Other	10,243

$3,914,302
Less: current portion	10,185

$3,904,117

2.35% and 5.10% Senior Notes Due September 2016 and September 2023

In September 2013, Nabors Industries, Inc., a Delaware corporation (“Nabors Delaware”), our wholly owned subsidiary, completed a private placement of $700 million aggregate principal amount of senior notes, comprised of $350 million aggregate principal amount of 2.35% senior notes due 2016 and $350 million aggregate principal amount of 5.10% senior notes due 2023. The notes are unsecured and fully and unconditionally guaranteed by NIL. The notes were sold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A and to certain investors outside of the United States under Regulation S under the Securities Act. The notes pay interest semiannually on March 15 and September 15, beginning on March 15, 2014. The 2.35% senior notes will mature on September 15, 2016, and the 5.10% senior notes will mature on September 15, 2023.

The notes rank equal in right of payment to all of Nabors Delaware’s existing and future senior unsubordinated debt. The notes rank senior in right of payment to all of our existing and future senior subordinated and subordinated debt. NIL’s guarantee of the notes is unsecured and ranks equal in right of payment to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The indenture includes covenants customary for transactions of this type that, subject to significant exceptions, limit our subsidiaries’ ability to, among other things, incur certain liens or enter into sale and leaseback transactions. In the event of a Change of Control Trigger Event, as defined in the indenture, with respect to a series of the notes, the holders of that series of notes may require Nabors Delaware to purchase all or a portion of each senior note in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any. The notes are redeemable in whole or in part at any time at the option of Nabors Delaware at the redemption prices specified in the indenture, plus accrued and unpaid interest. Nabors Delaware used the proceeds from the issuance of the notes, together with cash on hand, to redeem a portion of its 9.25% senior notes due 2019.

6.15% Senior Notes Due February 2018

In February 2008, Nabors Delaware completed a private placement of $575 million aggregate principal amount of 6.15% senior notes due 2018, which are unsecured and are fully and unconditionally guaranteed by NIL. On July 22, 2008, Nabors Delaware completed an additional private placement under the same indenture of $400 million aggregate principal amount of 6.15% senior notes due 2018, and fully and unconditionally guaranteed by NIL. These new notes are subject to the same rates, terms and conditions and together will be treated as a single class of debt securities under the indenture (together $975 million 6.15% senior notes due 2018). The issue of notes was resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain investors outside of the United States pursuant to Regulation S under the Securities Act. The notes bear interest at a rate of 6.15% per year, payable semi-annually on February 15 and August 15 and will mature on February 15, 2018.

The notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware’s future secured debt. The senior notes rank equally with any of Nabors Delaware’s other existing and future unsubordinated debt and are senior in right of payment to any of Nabors Delaware’s future senior subordinated debt. NIL’s guarantee of the senior notes is unsecured and ranks equal in right of payment to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The notes are subject to redemption by Nabors Delaware, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes then outstanding to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest, determined in the manner set forth in the indenture. In the event of a change in control triggering event, as defined in the indenture, the holders of notes may require Nabors Delaware to purchase all or any part of each note in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, except to the extent Nabors Delaware has exercised its right to redeem the notes.

9.25% Senior Notes Due January 2019

In September 2013, Nabors Delaware commenced a cash tender offer for any and all of its outstanding 9.25% senior notes due 2019, which expired on September 11, 2013. On September 12, 2013, Nabors Delaware accepted for repurchase all of the notes that were validly tendered and not validly withdrawn prior to the expiration of the tender offer, totaling $785.4 million aggregate principal amount of the notes (including $14 million held by a consolidated affiliate). Nabors Delaware paid the holders an aggregate of approximately $1.0 billion in cash, reflecting principal, accrued and unpaid interest and a premium of $211.9 million (including related fees), from the proceeds of the 2.35% senior notes due 2016 and 5.10% senior notes due 2023 issued in September 2013, discussed above, borrowings under its commercial paper program and cash on hand. Following the repurchase, $339.6 million aggregate principal amount of the 9.25% senior notes remains outstanding. The 9.25% senior notes due 2019 have similar rankings, covenants and change of control provisions as Nabors Delaware’s other series of senior notes. The premium represents the loss on the debt extinguishment and is included in the income from discontinued operations line of our Consolidated Statements of Income (Loss) for the year ended December 31, 2013.

5.0% Senior Notes Due September 2020

In September 2010, Nabors Delaware completed a private placement of $700 million aggregate principal amount of 5.0% senior notes due 2020, which are unsecured and fully and unconditionally guaranteed by NIL. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A and to certain investors outside of the United States under Regulation S. The notes pay interest semi-annually on March 15 and September 15 and will mature on September 15, 2020.

The notes rank equal in right of payment to all of Nabors Delaware’s existing and future unsubordinated indebtedness, and senior in right of payment to all of Nabors Delaware’s existing and future senior subordinated and subordinated indebtedness. NIL’s guarantee of the notes is unsecured and an unsubordinated obligation and ranks equal in right of payments to all of our unsecured and unsubordinated indebtedness from time to time outstanding. In the event of a change of control triggering event, as defined in the indenture, the holders of the notes may require Nabors Delaware to purchase all or a portion of the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. The notes are redeemable in whole or in part at any time at the option of Nabors Delaware at a redemption price, plus accrued and unpaid interest, as specified in the indenture. Nabors Delaware used a portion of the proceeds to repay the borrowing under a revolving credit facility incurred to fund our acquisition in September 2010.

4.625% Senior Notes Due September 2021

In August 2011, Nabors Delaware completed a private placement of $700 million aggregate principal amount of 4.625% senior notes due 2021, which are unsecured and fully and unconditionally guaranteed by NIL. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A and to certain investors outside of the United States under Regulation S. The notes pay interest semi-annually on March 15 and September 15 and will mature on September 15, 2021.

The notes rank equal in right of payment to all of Nabors Delaware’s existing and future unsubordinated indebtedness, and senior in right of payment to all of Nabors Delaware’s existing and future senior subordinated and subordinated indebtedness. NIL’s guarantee of the notes is unsecured and an unsubordinated obligation and ranks equal in right of payments to all of our unsecured and unsubordinated indebtedness from time to time outstanding. In the event of a change of control triggering event, as defined in the indenture, the holders of the notes may require Nabors Delaware to purchase all or a portion of the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. The notes are redeemable in whole or in part at any time at the option of Nabors Delaware at a redemption price, plus accrued and unpaid interest, as specified in the indenture. Nabors Delaware used a portion of the proceeds to pay back borrowings on our revolving credit facilities and for other general corporate purposes.

5.375% Senior Notes Due August 2012

In August 2012, we paid $282.4 million to holders of Nabors Delaware’s 5.375% senior notes, representing principal of $275.0 million and accrued interest of $7.4 million. We used cash on hand and $270 million from revolving credit facilities to pay this obligation.

Commercial Paper Program

In April 2013, Nabors Delaware established a commercial paper program. This program allows for the issuance from time to time of up to an aggregate amount of $1.5 billion in commercial paper with a maturity of no more than 397 days. Our commercial paper borrowings are classified as long-term debt because the borrowings are fully supported by availability under our revolving credit facility, which matures as currently structured in November 2017, more than one year from the date of the Consolidated Balance Sheets. As of December 31, 2013, we had approximately $329.8 million of commercial paper outstanding; we used the proceeds to reduce borrowings under our revolving credit facility and redeem debt. The weighted average interest rate on borrowings at December 31, 2013 was 0.446%.

Revolving Credit Facility

At December 31, 2013, we had $1.3 billion of remaining availability under our $1.5 billion revolving credit facility. The weighted average interest rate on borrowings at December 31, 2013 was 1.49%. The revolving credit facility contains various covenants and restrictive provisions that limit our ability to incur additional indebtedness, make investments or loans and create liens and require Nabors to maintain a net funded indebtedness to total capitalization ratio, as defined in each agreement. We were in compliance with all covenants under the agreement at December 31, 2013. If we fail to perform our obligations under the covenants, the revolving credit commitment could be terminated, and any outstanding borrowings under the facility could be declared immediately due and payable.

Short-Term Borrowings

We had no letter-of-credit facilities as of December 31, 2014.

Note 12 Income Taxes

As of December 31, 2014, we have no uncertain tax positions. The following is a reconciliation of our uncertain tax positions during 2014, 2013 and 2012:

	Year Ended December 31,
	2014		2013		2012
			(in thousands)
Balance as of January 1	$47,552		$83,950		$68,848
Additions based on tax positions related to the current year	—		145		922
Additions for tax positions for prior years	—		3,360		16,372 (3)
Reductions for tax positions for prior years	—		(30,320	)(2)	(1,174)
Settlements	—		(9,583)		(1,018)
Separation	(47,552	)(1)	—		—

Balance as of December 31	$—		$47,552		$83,950

(1)	Balance relates to other Nabors’ entities included in the Separation and are not included in the accompanying consolidated balance sheet as of December 31, 2014.

(2)	Includes $21.6 million related to settlements in Mexico, Canada and Algeria and $8.7 million due to the expiration of statutes.

(3)	Includes an uncertain tax position of $10.4 million related to a Mexico audit assessment.

We conduct business globally and, as a result, we file numerous income tax returns in the U.S. and non-U.S. jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world.

Income (loss) from continuing operations before income taxes consisted of the following:

	Year Ended December 31,
	2014	2013	2012
		(in thousands)
United States and Other Jurisdictions
United States	$(323,745)	$111,616	$153,404
Canada	2,441	76	(2,312)

Income (loss) from continuing operations before income taxes	$(321,304)	$111,692	$151,092

Income tax expense (benefit) from continuing operations consisted of the following:

	Year Ended December 31,
	2014	2013	2012
		(in thousands)
Current:
U.S. federal	$18,223	$42,026	$53,623
Outside the U.S.	2,661	1,566	2,625
State	785	6,942	9,468

	$21,669	$50,534	$65,716

Deferred:
U.S. federal	$(4,884)	$(7,684)	$(4,340)
Outside the U.S.	(2,051)	(1,547)	(3,028)
State	(1,835)	(1,252)	(2,905)

	$(8,770)	$(10,483)	$(10,273)

Income tax expense (benefit)	$12,899	$40,051	$55,443

A reconciliation of our statutory tax rate to our worldwide effective tax rate consists of the following:

	Year Ended December 31,
	2014	2013	2012
	(in thousands, except tax rate)
Income tax provision at statutory tax rate (Bermuda rate of 0%)	$—	$—	$—
Taxes (benefit) on U.S. and other international earnings (losses) at greater than the Bermuda rate	(112,701)	39,596	52,811
State income taxes (benefit)	(1,760)	5,691	6,562
Goodwill impairment	108,086	—	—
Deferred intercompany gain	14,882	—	—
Other	4,392	(5,236)	(3,930)

Income tax expense (benefit)	$12,899	$40,051	$55,443

Effective tax rate	(4.0)%	35.9%	36.7%

The change in our effective tax rate from 2013 to 2014 is primarily attributable to the tax effect related to impairments. The change in our effective tax rate from 2012 to 2013 resulted mainly from the geographic mix of pre-tax earnings and settlements of tax disputes.

The components of our net deferred taxes consisted of the following:

	Year Ended December 31,
	2014	2013
	(in thousands )
Deferred tax as sets:
Net operating loss carryforwards	$1,172	$1,658,084
Equity compensation	—	32,219
Deferred revenue	—	35,689
Accrued expenses not currently deductible for tax	3,232	109,294
Insurance loss reserves	—	4,645
Accrued interest	—	224,959
Other	4,986	161,253

Subtotal	$9,390	$2,226,143
Valuation allowance	—	(1,547,441)

Deferred tax assets:	$9,390	$678,702

Deferred tax liabilities:
Depreciation and amortization for tax in excess of book expense	$325,956	$967,689
Variable interest investments	—	85,979
Deferred revenue	58	—
Insurance Loss Reserves	39	—
Other	1,118	17,890

Deferred tax liability	$327,171	$1,071,558

Net deferred assets (liabilities)	$(317,781)	$(392,856)

Balance Sheet Summary:
Net current deferred asset	$5,222	$121,316
Net noncurrent deferred asset	—	6,489	(1)
Net current deferred liability	—	(3,075	)(2)
Net noncurrent deferred liability	(323,003)	(517,586)

Net deferred asset (liability)	$(317,781)	$(392,856)

(1)	This amount is included in other long-term assets as of December 31, 2013.

(2)	This amount is included in accrued liabilities as of December 31, 2013.

As of December 31, 2014, after giving effect to the Separation, we had negligible net operating loss carryforwards for U.S. federal tax purposes.

For U.S. state income tax purposes, we have net operating loss carryforwards of approximately $20.5 million that, if not utilized, will expire at various times from 2015 to 2034.

Note 13 Common Shares

On June 26, 2014, in connection with a larger restructuring of the Company’s business, approved by the Board of Directors, we altered our existing share capital by subdividing 12,000 common shares with a par value of $1.00 each into 1,200,000 common shares with a par value of $0.01 each. This increased our authorized share capital from $12,000 to $8,000,000 by the creation of 798,800,000 new common shares of par value $0.01 each to rank pari passu with the existing shares. Earnings per share and common shares outstanding are reported giving retrospective effect to the aforementioned transactions in these financials.

Prior to the Separation, Red Lion held treasury shares of NIL. We have received dividends amounting to $4.0 million for the year ended December 31, 2014. These dividends have been recorded as an increase to shareholder’s equity within our consolidated financial statements. These treasury shares of NIL were transferred to Nabors as part of the Separation and as of December 31, 2014, are no longer held by us.

Note 14 Subsidiary Preferred Stock

During 2014, we paid $70.9 million to redeem the 75,000 shares of Series A Preferred Stock outstanding of our subsidiary and paid all dividends due on such shares. The result of the redemption was a loss of $1.688 million, representing the difference between the redemption amount and the carrying value of the subsidiary preferred stock. The loss results in a charge to retained earnings and a reduction to net income used to determine income available for common shareholders in the calculation of basic and diluted earnings per share in the period of transaction. We also paid regular and accrued dividends of $750,000 and $108,750, respectively, and special dividends of $375,000. These dividends were treated as regular dividends, and as such were reflected in earnings in the consolidated statement of income (loss) for the year ended December 31, 2014.

Note 15 Related-Party Transactions

Management Fees

We have historically been managed in the normal course of business by Nabors. Accordingly, certain shared costs have been allocated to us and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable; however, the expenses reflected in our consolidated financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by CJES or the combined entity after the Merger.

Allocated costs included management fees for accounting, treasury, human resources, IT and tax and legal services provided by Nabors Corporate Services, Inc. (“NCS”). These fees were determined based upon our headcount, revenues and assets relative to other Nabors subsidiaries and the Nabors corporate cost structure. During the years ended December 31, 2014, 2013 and 2012, we recognized management fees of $33.0 million, $27.2 million and $22.6 million, respectively, for these services. We also used a centralized treasury system such that NCS made disbursements on our behalf or received proceeds on our behalf with a corresponding change in affiliates payable or receivable. Additionally, NCS acted as our purchasing agent, for construction and sustaining capital expenditures and other costs.

Agreements with NIL

Red Lion has various arrangements with the parent holding company, NIL. Among these arrangements is the issuance of share- based awards. NIL issues share-based awards to the employees of Red Lion based on the fair value of the award on the date of the grant using the Black-Scholes option pricing model. As these awards vest or are exercised by our employees, we pay cash to NIL. For further discussion, see Note 8—Share-Based Compensation. In addition, NIL was the guarantor of the debt of Red Lion, prior to the Separation. The affiliate notes payable that are outstanding as of December 31, 2014 are not guaranteed by any other affiliates. See further discussion within Note 11—Debt.

Prior to the Separation

Prior to our Separation, in the ordinary course of business, we entered into various rig leases, rig transportation and related oilfield services agreements with our unconsolidated affiliates at market prices. Expenses from business transactions with these affiliated entities totaled $5.1 million and $0.5 million for 2013 and 2012, respectively. Additionally, we had accounts receivable from these affiliated entities of $87.1 million as of December 31, 2013. We had accounts payable to these affiliated entities of $6.4 million as of December 31, 2013, and long-term payables with these affiliated entities of $0.8 million as of December 31, 2013, which are included in other long-term liabilities. As of December 31, 2014, we had affiliate payables to other Nabors businesses, included as part of the Separation, of $80.6 million.

Red Lion and certain current and former key employees, including Mr. Petrello, entered into split-dollar life insurance agreements, pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in some instances, members of their families. These agreements provide that we are reimbursed for the premium payments upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Red Lion could be limited to the cash surrender value of the policies under certain circumstances. As such, the values of these policies are recorded at their respective cash surrender values in our Consolidated Balance Sheets. We have made premium payments to date totaling $6.5 million related to these policies at December 31, 2013. The cash surrender value of these policies of approximately $5.9 million is included in other long-term assets in our Consolidated Balance Sheets as of December 31, 2013. As a result of the Separation on October 1, 2014, these employees are no longer a part of Red Lion.

Under the Sarbanes-Oxley Act of 2002, the payment of premiums by Red Lion under the agreements could be deemed to be prohibited loans to these individuals. Consequently, we have paid no premiums related to our agreements with these individuals since the adoption of the Sarbanes-Oxley Act.

Note 16 Commitments and Contingencies

Commitments

Leases

Red Lion and its subsidiaries occupy various facilities and lease certain equipment under various lease agreements.

The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2014, were as follows:

(in thousands)
2015	$8,121
2016	4,995
2017	2,795
2018	1,028
2019	968
Thereafter	4,929

$22,836

The above amounts do not include property taxes, insurance or normal maintenance that the lessees are required to pay. Rental expense relating to operating leases with terms greater than 30 days amounted to $12.4 million, $16.3 million and $12.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Minimum Volume Commitment

As discussed in Note 4 – Assets Held for Sale and Discontinued Operations, prior to the Separation, we had contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing. As of December 31, 2014, we no longer have any obligation under these contracts.

Employment Contracts

We have entered into employment contracts with certain of our employees. Our minimum salary and bonus obligations under these contracts as of December 31, 2014 were as follows:

(in thousands)
2015	$545
2016	450
2017	187
2018	—
2019	—
Thereafter	—

$1,182

Contingencies

Income Tax Contingencies

We are subject to income taxes in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly audited by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than what is reflected in income tax provisions and accruals. An audit or litigation could materially affect our financial position, income tax provision, net income, or cash flows in the period or periods challenged.

Self-Insurance

Subsequent to the Separation, we do not have any self-insurance accruals as we have insurance coverage with minimal deductibles from a Nabors affiliate.

Prior to the Separation

We estimate the level of our liability related to insurance and record reserves for these amounts in our consolidated financial statements. Our estimates are based on the facts and circumstances specific to existing claims and our past experience with similar claims. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable in light of the actual amount of claims paid and are actuarially supported. Although we believe our insurance coverage and reserve estimates are reasonable, a significant accident or other event that is not fully covered by insurance or contractual indemnity could occur and could materially affect our financial position and results of operations for a particular period.

We self-insure for certain losses relating to workers’ compensation, employers’ liability, general liability, automobile liability and property damage. Some workers’ compensation claims, employers’ liability and marine employers’ liability claims are subject to a $2.0 million per-occurrence deductible. Some automobile liability is subject to a $1.0 million deductible. General liability claims are subject to a $5.0 million per-occurrence deductible.

In addition, we are subject to a $5.0 million deductible for land rigs and for offshore rigs. This applies to all kinds of risks of physical damage except for named windstorms in the U.S. Gulf of Mexico for which we are self-insured.

Political risk insurance is procured for select operations in South America, Africa, the Middle East and Asia. Losses are subject to a $0.25 million deductible, except for Colombia, which is subject to a $0.5 million deductible. There is no assurance that such coverage will adequately protect Red Lion against liability from all potential consequences.

F-As of December 31, 2013, our self-insurance accruals totaled $181.7 million and our related insurance recoveries/receivables were $44.7 million.

Litigation

Red Lion and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

Note 17 Earnings Per Share

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Year Ended December 31,
	2014	2013	2012
	(in thousands, except per share amounts)
Net income (loss) (numerator):
Income (loss) from continuing operations, net of tax	$(339,287)	$68,641	$92,649
Less: Net (income) loss attributable to noncontrolling interest	(241)	(234)	14

Adjusted income (loss) from continuing operations—basic and diluted	(339,528)	68,407	92,663
Income from discontinued operations, net of tax	224,350	86,868	76,852

Adjusted net income (loss) attributable to Nabors	$(115,178)	$155,275	$169,515

Earnings (losses) per share:
Basic from continuing operations	$(283)	$57	$77
Basic from discontinued operations	187	72	64

Total Basic	$(96)	$129	$141

Diluted from continuing operations	$(283)	$57	$77
Diluted from discontinued operations	187	72	64

Total Diluted	$(96)	$129	$141

Shares (denominator):
Weighted-average number of shares outstanding-basic	1,200	1,200	1,200
Weighted-average number of shares outstanding-diluted	1,200	1,200	1,200

For all periods presented, there were no potentially dilutive options or warrants outstanding.

Note 18 Supplemental Balance Sheets, Income Statement and Cash Flow Information

As of December 31, 2014, our accrued liabilities include the following:

December 31, 2014
(in thousands)
Accrued compensation	$33,591
Other taxes payable	9,617
Litigation reserves	2,326
Accrued liabilities	967

$46,501

As of December 31, 2013, our accrued liabilities include the following:

December 31, 2013
(in thousands)
Accrued compensation	$172,299
Deferred revenue	202,918
Other taxes payable	76,781
Workers’ compensation liabilities	29,459
Interest payable	64,728
Warranty accrual	4,653
Litigation reserves	30,784
Current liability to discontinued operations	64,404
Professional fees	2,947
Current deferred tax liability	3,075
Current liability to acquisition of KVS	22,033
Accrued liabilities	22,634

$696,715

Investment income includes the following:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Interest and dividend income	$121	$131	$340

Losses on sales and retirements of long-lived assets and other expense, net include the following:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Losses (gains) on sales, disposals and involuntary conversions of long-lived assets	$(6,031)	$3,880	$433
Litigation expenses	3,541	3,614	2,415
Other losses (gains)	4,877	1,108	(2,377)

	$2,387	$8,602	$471

The changes in accumulated other comprehensive income (loss), by component, includes the following:

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(in thousands (a))
As of January 1, 2013	$(2,793)	$134,229	$(7,632)	$216,144	$339,948

Other comprehensive income (loss) before reclassifications	—	22,968	—	(63,591)	(40,623)
Amounts reclassified from accumulated other comprehensive income (loss)	374	(85,455)	3,557	—	(81,524)

Net other comprehensive income (loss)	374	(62,487)	3,557	(63,591)	(122,147)

As of December 31, 2013	$(2,419)	$71,742	$(4,075)	$152,553	$217,801

(a)	All amounts are net of tax. Amounts in parentheses indicate debits.

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(in thousands (a))
As of January 1, 2014	$(2,419)	$71,742	$(4,075)	$152,553	$217,801

Other comprehensive income (loss) before reclassifications	—	(34,646)	—	(50,689)	(85,335)
Amounts reclassified from accumulated other comprehensive income (loss)	280	(3,726)	226	—	(3,220)
Separation	2,139	(33,370)	3,849	(93,800)	(121,182)

Net other comprehensive income (loss)	2,419	(71,742)	4,075	(144,489)	(209,737)

As of December 31, 2014	$—	$—	$—	$8,064	$8,064

The line items that were reclassified to net income include the following:

Line item in consolidated statement of income (loss)
	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Investment income (loss)	$4,636	$88,158	$13,405
Interest expense	459	613	702
General and administrative expenses	369	5,916	(324)

Total before tax	3,808	81,629	13,027
Tax expense (benefit)	588	105	4,147

Reclassification adjustment for (gains)/losses included in net income (loss)	$3,220	$81,524	$8,880

Supplemental cash flow information includes the following:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Cash paid for income taxes	$139,143	$100,749	$85,044

Cash paid for interest, net of capitalized interest	$174,440	$239,637	$250,045

Acquisitions of businesses:
Fair value of assets acquired	$8,650	$140,740	$—
Goodwill	1,550	51,318	—
Liabilities assumed	—	(8,232)	—
Future consideration payments (fair value)	—	(64,174)	—

Cash paid for acquisitions of businesses	10,200	119,652	—
Cash acquired in acquisitions of businesses	—	(2,681)	—

Cash paid for acquisitions of businesses, net	$10,200	$116,971	$—

Note 19 Segment Information

At December 31, 2014, we conducted our operations through two operating segments:

•	Completion Services

We provide a wide range of wellsite solutions to oil and natural gas companies, consisting primarily of technical pumping services, including hydraulic fracturing, a process sometimes used in the completion of oil and gas wells whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate gas and oil production, and down- hole surveying services. The completion process may involve selectively perforating the well casing at the depth of discrete producing zones, stimulating and testing these zones and installing down-hole equipment. The completion process may take a few days to several weeks.

•	Production Services

We operate a fleet of 543 land workover and well-servicing rigs as of December 31, 2014, which are utilized to perform well maintenance and workover services during the production phase of an oil or natural gas well. Well maintenance services are generally performed on a call-out basis and can usually be completed within 48 hours. The services include the repair and replacement of pumps, sucker rods, tubing and other mechanical apparatuses at the wellsite that are used to pump or lift hydrocarbons from producing wells. We also utilize our well service rigs to perform plugging services for wells in which the oil and natural gas has been depleted or further production has become uneconomical. Workover services can be utilized to remedy failures, modify well depth and formation penetration to capture hydrocarbons from alternative formations, clean out and recomplete a well when production has declined, repair leaks, or convert a depleted well to an injection well for secondary or enhanced recovery projects. Workovers are typically carried out with a rig that includes standard drilling accessories such as rotary drilling equipment, pumps and tanks for drilling fluids, blowout preventers and other specialized equipment for servicing rigs. We also provide equipment, including fluid service trucks, frac tanks and salt water disposal wells, to supply, store, remove and dispose of specialized fluids utilized in the completion and workover operations used in daily operations for producing wells.

Other technical services include completion, production and rental tool services. Additionally, we provide fluid logistics services, including those related to the transportation, storage and disposal of fluids that are used in the drilling, development and production of hydrocarbons.

The accounting policies of these segments are the same as those described in Note 2—Summary of Significant Accounting Policies. Inter-segment sales are recorded at cost or cost plus a profit margin. We evaluate the performance of our segments based on several criteria, including adjusted income (loss) derived from operating activities.

The following table sets forth financial information with respect to our operating segments:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Operating revenues and Earnings (losses) from unconsolidated affiliates:(1)
Completion & Production Services:
Completion Services	$1,218,361	$1,067,714	$1,457,307
Production Services	1,034,986	1,009,214	998,481

Total(2)	$2,253,347	$2,076,928	$2,455,788

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Adjusted income (loss) derived from operating activities:(1)(3)
Completion & Production Services:
Completion Services	$(14,484)	$65,809	$195,375
Production Services	93,134	101,863	109,142

Total adjusted income (loss) derived from operating activities(2)	78,650	167,672	304,517

Management fees	(33,020)	(27,157)	(22,609)
Interest expense	(1,090)	(352)	(171)
Investment income (loss)	121	131	340
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(2,387)	(8,602)	(471)
Impairments and other charges	(363,578)	(20,000)	(130,514)

Income (loss) from continuing operations before income taxes	(321,304)	111,692	151,092
Income tax expense (benefit)	12,899	40,051	55,443
Subsidiary preferred stock dividend	5,084	3,000	3,000

Income (loss) from continuing operations, net of tax	$(339,287)	$68,641	$92,649

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Depreciation and amortization(1)
Completion & Production Services:
Completion Services	$109,622	$103,269	$110,041
Production Services	114,104	103,163	103,930

Total depreciation and amortization	$223,726	$206,432	$213,971

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Capital expenditures and acquisitions of businesses:(4)
Completion & Production Services(5)	$154,357	$325,449	$238,300
Other reconciling items(6)	—	16,556	52,830

Total capital expenditures and acquisitions of businesses	$154,357	$342,005	$291,130

	Year Ended December 31,
	2014	2013
	(in thousands)
Total assets:
Drilling & Rig Services:
U.S.	$—	$4,248,630
Canada	—	608,018
International	—	3,584,339
Rig Services	—	474,275

Subtotal drilling and rig services(7)	—	8,915,262
Completion & Production Services(5)(8)	1,931,227	2,394,865
Other reconciling items(6)(9)	—	848,801

Total assets	$1,931,227	$12,158,928

(1)	All periods exclude the operating activities of our drilling and rig services, wholly owned oil and gas businesses, our previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as they are discontinued operations.

(2)	Includes earnings, net from unconsolidated affiliates, accounted for using the equity method, of $0.5 million, $0.4 million and $0.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(3)	Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.

(4)	Includes the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value.

(5)	Reflects assets allocated to the line of business to conduct its operations. Further allocation to individual operating segments of Completion & Production Services is not available.

(6)	Represents the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

(7)	Includes $57.0 million of investments in unconsolidated affiliates accounted for using the equity method as of December 31, 2013.

(8)	Includes $7.4 million of investments in unconsolidated affiliates accounted for using the equity method as of December 31, 2013.

(9)	Includes assets of $239.9 million from oil and gas businesses classified as assets held-for-sale as of December 31, 2013.

The following table sets forth financial information with respect to Red Lion’s operations by geographic area.

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Operating revenues and Earnings (losses ) from unconsolidated affiliates:
U.S.	$2,144,313	$1,958,096	$2,313,925
Outside the U.S.	109,034	118,832	141,863

	$2,253,347	$2,076,928	$2,455,788

Property, plant and equipment, net:
U.S.	$1,176,400	$5,474,746	$5,179,578
Outside the U.S.	89,374	3,123,067	3,532,510

	$1,265,774	$8,597,813	$8,712,088

Goodwill:
U.S.	$92,112	$498,149	$456,463
Outside the U.S.	—	14,815	15,863

	$92,112	$512,964	$472,326

Supplemental Information on Oil and Gas Exploration and Production Activities (unaudited)

Prior to the Separation

Prior to the Separation on October 1, 2014, we owned certain mineral interests in connection with our investment in development and production of natural gas, oil and natural gas liquids in the United States and the Canadian provinces of Alberta and British Columbia. The significant portions of these investments were sold in 2012.

Beginning in 2010 and in accordance with the SEC’s Final Rule, Modernization of Oil and Gas Reporting, our operating results from wholly owned oil and gas activities and from our U.S. unconsolidated oil and gas joint venture were deemed significant, and we provided the oil and gas disclosure required by the SEC’s Industry Guide. In December 2012, we sold our U.S. unconsolidated oil and gas joint venture, the remaining oil and gas investment classified as continuing operations. During 2013, we determined that the criteria for disclosing significant oil and gas activities was not met. Accordingly, we present below for 2012, our oil and gas activities, during which time these investments were deemed significant.

The estimates of net proved oil and gas reserves as of December 31, 2012 were based on reserve reports prepared by independent petroleum engineers. AJM Deloitte prepared reports of estimated proved oil and gas reserves for our wholly owned assets in Canada. Cawley, Gillespie & Associates, Inc. prepared reports of estimated proved oil reserves for our wholly owned assets located in the Eagle Ford Shale, Texas. DeGolyer and MacNaughton Corp. prepared reports of estimated proved oil and gas reserves for our wholly owned assets in Alaska.

The following supplementary information includes our results of operations for oil and gas production activities; capitalized costs related to oil and gas producing activities; and costs incurred in oil and gas property acquisition, exploration and development. Supplemental information is also provided for the estimated quantities of proved oil and gas reserves; the standardized measure of discounted future net cash flows associated with proved oil and gas reserves; and a summary of the changes in the standardized measure of discounted future net cash flows associated with proved oil and gas reserves.

Results of Operations

Results of operations of oil and gas activities are included in discontinued operations. Net revenues from production include only the revenues from the production and sale of natural gas, oil, and natural gas liquids. Production costs are those incurred to operate and maintain wells and related equipment and facilities used in oil and gas operations. Exploration expenses include dry-hole costs, geological and geophysical expenses, and the costs of retaining undeveloped leaseholds. Income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include depreciation, depletion and amortization (“DD&A”) allowances, after giving effect to permanent differences. The results of operations exclude general office overhead and interest expense attributable to oil and gas activities.

	United States	Canada	Colombia		Total
	(in thousands)
Results of Operations
For the year ended December 31, 2012:
Consolidated Subsidiaries
Revenue	$24,805	$4,741	$435		$29,981
Production costs	8,959	5,842	106		14,907
Exploration expenses	1,245	160	2,343		3,748
Depreciation and depletion	89	2,308	13		2,410
Impairment of oil and gas properties	29,314	127,766	—		157,080
Loss (gain) on disposition	(2,302)	—	(47,060	)(4)	(49,362)
Related income tax expense (benefit)	(8,092)	(32,834)	—		(40,926)

Results of producing activities for consolidated subsidiaries	$(4,408)	$(98,501)	$45,033		$(57,876)

Equity Companies(1)
Revenue	$80,607	$—	$—		$80,607
Production costs	32,192	—	—		32,192
Depreciation and depletion	39,502	—	—		39,502
Impairment of oil and gas properties	305,151 (3)	—	—		305,151
Realized gain on derivative instrument	—	—	—		—
Related income tax expense (benefit)(2)	—	—	—		—

Results of producing activities for equity subsidiaries	$(296,238)	$—	$—		$(296,238)

Total results of operations	$(300,646)	$(98,501)	$45,033		$(354,114)

(1)	Represents our proportionate share of interests in our equity companies for the applicable year.

(2)	Equity companies are pass-through entities for tax purposes.

(3)	Includes our proportionate share of full-cost ceiling test writedowns.

(4)	Includes our gain on disposition of Colombia properties in April 2012.

Capitalized Cost

Capitalized costs include the cost of properties, equipment and facilities for oil and gas-producing activities. Capitalized costs for proved properties include costs for oil and gas leaseholds where proved reserves have been identified, development wells, and related equipment and facilities, including development wells in progress. Capitalized costs for unproved properties include costs for acquiring oil and gas leaseholds where no proved reserves have been identified, including costs of exploratory wells that are in the process of drilling or for active completion, and costs of exploratory wells suspended or waiting for completion.

	United States	Canada	Colombia	Total
	(in thousands)
Capitalized Costs
For the year ended December 31, 2012:
Consolidated Subsidiaries
Property acquisition costs, proved	$114,427	$62,048	$—	$176,475
Property acquisition costs, unproved	91,219	83,455	—	174,674

Total acquisition costs	205,646	145,503	—	351,149
Accumulated depreciation and amortization	(23,949)	(29,560)	—	(53,509)

Net capitalized costs for consolidated subsidiaries	$181,697	$115,943	$—	$297,640

Equity Companies(1)

(1)	As of December 31, 2012, we had no equity companies with oil and gas assets.

Costs Incurred in Oil and Gas Property Acquisitions, Exploration and Development

Amounts reported as costs incurred include both capitalized costs and costs charged to expense during 2012, for oil and gas property acquisition, exploration and development activities. Costs incurred also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligations resulting from changes to cost estimates during the year. Exploration costs include the costs of drilling and equipping successful exploration wells, as well as dry-hole costs, geological and geophysical expenses, and the costs of retaining undeveloped leaseholds. Development costs include the costs of drilling and equipping development wells, and construction of related production facilities.

	United States	Canada	Colombia	Total
	(in thousands)
Costs incurred in property acquisitions, exploration and development activities
For the year ended December 31, 2012:
Consolidated Subsidiaries
Property acquisition costs, proved	$—	$—	$—	$—
Property acquisition costs, unproved	—	—	—	—
Exploration costs	27,994	190	13,181	41,365
Development costs	64,805	623	—	65,428
Asset retirement costs	89	162	13	264

Total costs incurred for consolidated subsidiaries	$92,888	$975	$13,194	$107,057

Equity Companies(1)
Property acquisition costs, proved	$1,420	$—	$—	$1,420
Property acquisition costs, unproved	—	—	—	—
Exploration costs	31,411	—	—	31,411
Development costs	24,355	—	—	24,355
Asset retirement costs	127	—	—	127

Total costs incurred for equity companies	$57,313	$—	$—	$57,313

(1)	Represents our proportionate share of interests in equity companies for the applicable year.

Oil and Gas Reserves

The reserve disclosures that follow reflect estimates of proved reserves for our consolidated subsidiaries and equity companies of natural gas, oil, and natural gas liquids owned at December 31, 2012 and changes in proved reserves during 2012. Our year-end reserve volumes in the following tables were calculated using average prices during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period. These reserve quantities are also used in calculating unit-of-production depreciation rates and in calculating the standardized measure of discounted net cash flow. Estimates of volumes of proved reserves of natural gas at year end are expressed in billions of cubic feet of natural gas (“Bcf”) at a pressure base of 14.73 pounds per square inch for natural gas and in millions of barrels (“MMBbls”) for oil and natural gas liquids.

For our wholly owned properties in the United States, the prices used in our reserve reports were $2.75 per mcf for the 12-month average of natural gas, $33.74 per barrel for natural gas liquids and $94.71 per barrel for oil at December 31, 2012. For our wholly owned properties in Canada, the price used in our reserve reports was $1.05 per mcf for the 12-month average of natural gas at December 31, 2012.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain.

Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, (2) new geologic, reservoir or production data or (3) changes in average prices and year-end costs that are used in the estimation of reserves. This category can also include significant changes in either development strategy or production equipment/facility capacity.

Proved reserves include 100 percent of each majority-owned affiliate’s participation in proved reserves and our ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others.

In the proved reserves tables, consolidated reserves and equity company reserves are reported separately. However, we do not view equity company reserves any differently than those of our consolidated subsidiaries.

Net proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Net proved undeveloped reserves are those volumes that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

	United States			Canada		Colombia		Total
Reserves	Liquids (MMBbls)	Natural Gas (Bcf)		Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
Net proved reserves of consolidated subsidiaries
January 1, 2012	1.8	16.9		—	8.2	—	—	1.8	25.1
Revisions	(0.2)	0.6		—	1.5	—	—	(0.2)	2.1
Extensions, additions and discoveries	14.8 (1)	0.9		—	—	—	—	14.8	0.9
Production	(0.2)	(0.8)		—	(2.0)	—	—	(0.2)	(2.8)
Purchases in place	—	—		—	—	—	—	—	—
Sales in place	(0.8)	(16.5	)(2)	—	—	—	—	(0.8)	(16.5)

December 31, 2012	15.4	1.1		—	7.7	—	—	15.4	8.8

	United States		Canada		Colombia		Total
Reserves	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
Proportional interest in proved reserves of equity companies
January 1, 2012	15.9	582.5	—	—	—	—	15.9	582.5
Revisions	(1.5)	(22.6)	—	—	—	—	(1.5)	(22.6)
Extensions, additions and discoveries	1.4	8.9	—	—	—	—	1.4	8.9
Production	(0.5)	(19.0)	—	—	—	—	(0.5)	(19.0)
Purchases in place	—	—	—	—	—	—	—	—
Sales in place(3)	(15.3)	(549.8)	—	—	—	—	(15.3)	(549.8)

December 31, 2012	—	—	—	—	—	—	—	—

	United States		Canada		Colombia		Total
Reserves	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
Proved Developed Reserves at December 31, 2012
Consolidated subsidiaries	1.1	0.4	—	7.7	—	—	1.1	8.1
Proved Undeveloped Reserves at December 31, 2012
Consolidated subsidiaries	14.3	0.7	—	—	—	—	14.3	0.7

(1)	Relates primarily to the discovery of proved undeveloped reserves in our North Slope, Alaska field.

(2)	Relates to the divestitures during 2012 of substantially all of our U.S. wholly owned gas properties.

(3)	Relates to our sale of Sabine in December 2012, which included 15.1 MMBbls and 531.9 Bcf, respectively, of oil and natural gas.

Standardized Measure of Discounted Future Cash Flows

For the year ended December 31, 2012, the standardized measure of discounted future net cash flow was computed by applying first-day-of-the-month average prices, year-end costs and legislated tax rates and a discount factor of 10 percent to proved reserves. Estimated future net cash flows for all periods presented are reduced by estimated future development, production, abandonment and dismantlement costs based on existing costs, assuming continuation of existing economic conditions, and by estimated future income tax expense. These estimates also include assumptions about the timing of future production of proved reserves, and timing of future development, production costs, and abandonment and dismantlement. Income tax expense, both U.S. and global, is calculated by applying the existing statutory tax rates, including any known future changes, to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis. The 10-percent discount factor is prescribed by GAAP.

The present value of future net cash flows does not purport to be an estimate of the fair market value of our consolidated subsidiaries and equity companies’ proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas. Significant changes in estimated reserve volumes or commodity prices could have a material effect on our consolidated financial statements.

	United States	Canada	Colombia	Total
	(in thousands)
Standardized Measure of Discounted Future Cash Flows
For the year ended December 31, 2012:
Consolidated Subsidiaries
Future cash flows from sales of oil and gas	$1,633,946	$8,101	$—	$1,642,047
Future production costs	(427,971)	(5,060)	—	(433,031)
Future development costs	(402,392)	(376)	—	(402,768)
Future income tax expense(1)	(305,215)	—	—	(305,215)

Future net cash inflows	498,368	2,665	—	501,033
Effect of discounting net cash flows at 10%	(218,139)	(268)	—	(218,407)

Discounted future net cash flows	$280,229	$2,397	$—	$282,626

Total consolidated and equity interests in standardized measure of discounted future net cash flows(2)	$280,229	$2,397	$—	$282,626

(1)	For Canada and Colombia, there are net operating loss carryforwards that are expected to offset any future taxable earnings.

(2)	As of December 31, 2012, we had no equity companies with oil and gas assets.

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following table reflects the estimate of changes in the standardized measure of discounted future net cash flows from proved reserves:

	United States	Canada	Colombia	Total
	(in thousands)
Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
Consolidated Subsidiaries
Discounted future net cash flows as of January 1, 2012	$57,302	$11,011	$—	$68,313

Value of reserves added during the year due to extensions, discoveries and net purchases less related costs	454,913	—	—	454,913
Changes in value of previous-year reserves due to:
Sales of oil and gas produced, net of production costs	(14,958)	1,101	—	(13,857)
Development costs incurred during the year	11,343	623	—	11,966
Net change in prices and production costs	13,174	(11,659)	—	1,515
Net change in future development costs	1,164	4	—	1,168
Revisions of previous reserve estimates	(894)	427	—	(467)
Purchases of reserves	—	—	—	—
Divestiture of reserves	(33,082)	—	—	(33,082)
Accretion of discount	5,730	1,101	—	6,831
Other	(25,922)	(211)	—	(26,133)
Net change in income taxes(2)	(188,541)	—	—	(188,541)

Total change in the standardized measure for consolidated subsidiaries	$222,927	$(8,614)	$—	$214,313

Discounted future net cash flows as of December 31, 2012	$280,229	$2,397	$—	$282,626

	United States	Canada	Colombia	Total
	(in thousands)
Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
Equity Companies(1)
Discounted future net cash flows as of January 1, 2012	$582,063	$—	$—	$582,063

Value of reserves added during the year due to extensions, discoveries and net purchases less related costs	16,926	—	—	16,926
Changes in value of previous-year reserves due to:
Sales of oil and gas produced, net of production costs	(48,432)	—	—	(48,432)
Development costs incurred during the year	24,356	—	—	24,356
Net change in prices and production costs	—	—	—	—
Net change in future development costs	—	—	—	—
Revisions of previous reserve estimates	(377,184)	—	—	(377,184)
Purchases of reserves	—	—	—	—
Divestiture of reserves(3)	(246,093)	—	—	(246,093)
Accretion of discount	58,206	—	—	58,206
Other	(9,842)	—	—	(9,842)
Net change in income taxes	—	—	—	—

Total change in the standardized measure for equity companies	$(582,063)	$—	$—	$(582,063)

Discounted future net cash flows as of December 31, 2012	$—	$—	$—	$—

(1)	Represents our proportionate share of interests in equity companies for the applicable year.

(2)	For Canada and Colombia, there are net operating loss carryforwards that are expected to offset any future taxable earnings.

(3)	Includes $233 million, representing our divestiture of Sabine in December 2012.

Reserve Category	Proved Developed		Undeveloped		Total
	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
As of December 31, 2012:
Consolidated subsidiaries
United States	1.1	0.4	14.3	0.7	15.4	1.1
Canada	—	7.7	—	—	—	7.7
Colombia	—	—	—	—	—	—

Total consolidated(1)	1.1	8.1	14.3	0.7	15.4	8.8

(1)	We held no interests in equity companies as of December 31, 2012.

	United States			Canada		Colombia			Total
	Liquids (MMBbls)	Natural Gas (Bcf)		Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)		Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
For the year ended December 31, 2012:
Oil and natural gas liquids production
Consolidated subsidiaries	0.268	0.938		—	2.00	0.003		—	0.271	2.938

Equity companies(1)	0.545	19.01		—	—	—		—	0.545	19.010

Average production sales prices :
Consolidated subsidiaries	$76.74	$3.04		$—	$2.36	$130.04		$—	$77.33	$2.58

Equity companies(1)	$53.94	$2.70		$—	$—	$—		$—	$53.94	$2.70

Average production costs ($/boe):
Consolidated subsidiaries		$3.52/Mcfe	(2)		$2.91/Mcfe	$31.75/Boe	(3)

Equity companies(1)		$1.47/Mcfe			$—	$—

(1)	Represents our proportionate interests in our equity companies for the applicable period.

(2)	Reflects the thousand cubic feet (“Mcf”) equivalent, determined using the ratio of six Mcf of natural gas to one barrel of crude oil or natural gas liquids, or “Mcfe”.

Number of Net Productive and Exploratory Wells Drilled

	Net Productive Exploratory Wells Drilled	Net Dry Exploratory Wells Drilled	Net Productive Development Wells Drilled	Net Dry Development Wells Drilled
For the year ended December 31, 2012:
Consolidated subsidiaries
United States	2.40	—	6.50	—
Colombia	1.15	—	—	—

Total consolidated	3.55	—	6.50	—

Equity companies(1)
United States	1.49	—	3.48	—

Total equity companies	1.49	—	3.48	—

(1)	Represents our proportionate interests in our equity companies for the applicable period.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2014, 2013 and 2012

	Balance at Beginnning of Period	Separation	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
	(in thousands)
2014
Allowance for doubtful accounts	$27,134	(20,651)	—	(14)	(2,291)	$4,178
Inventory reserve	$6,801	(6,801)	—	—	—	$—
Valuation allowance on deferred tax assets	$1,547,441	(1,547,441)	—	—	—	$—
2013
Allowance for doubtful accounts	$32,847	—	(1,880)	(294)	(3,539)	$27,134
Inventory reserve	$6,645	—	3,270	(366)	(2,748)	$6,801
Valuation allowance on deferred tax assets	$1,520,852	—	—	26,589	—	$1,547,441
2012
Allowance for doubtful accounts	$41,703	—	(5,979)	179	(3,056)	$32,847
Inventory reserve	$6,984	—	(3,141)	9	2,793	$6,645
Valuation allowance on deferred tax assets	$1,485,540	—	—	35,312	—	$1,520,852

We revised the 2013 inventory reserve amounts for “Charged to Costs and Expenses” and “Balance at End of Period” to correct an error, which management determined is not material. This revision has no impact on the financial statements and related footnote disclosures.